Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MAP Pharmaceuticals, Inc.

at

$25.00 Net Per Share

by

Groundhog Acquisition, Inc.

a wholly-owned subsidiary of

Allergan, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF FEBRUARY 28, 2013, UNLESS THE OFFER IS EXTENDED.

Groundhog Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Allergan, Inc. (“Allergan”), a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), of MAP Pharmaceuticals, Inc. (“MAP”), for $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013, by and among Allergan, Purchaser and MAP (the “Merger Agreement”), which provides, among other things, that after consummation of the Offer, Purchaser will merge with and into MAP (the “Merger”), with MAP continuing as the surviving corporation and a wholly-owned subsidiary of Allergan. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

The board of directors of MAP (the “MAP Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MAP and the MAP stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the MAP stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

There is no financing condition to the Offer. However, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

January 31, 2013

IMPORTANT

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•

If you are a record holder (i.e. you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by MAP’s transfer agent (such Shares, “DRS Shares”), in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares), and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”) or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase for further details.

If you wish to tender your Shares in the Offer, but: (a) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary prior to the expiration of the Offer; (b) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (c) your other required documents cannot be delivered to the Depositary prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. Please call D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at (800) 347-4750 for assistance.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. The Dealer Manager (as defined herein) may be contacted at its address and telephone number on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

SUMMARY TERM SHEET

Groundhog Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Allergan, Inc. (“Allergan”), a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), of MAP Pharmaceuticals, Inc. (“MAP”), for $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013, by and among Allergan, Purchaser and MAP (the “Merger Agreement”), which provides, among other things, that after consummation of the Offer, Purchaser will merge with and into MAP (the “Merger”), with MAP continuing as the surviving corporation and a wholly-owned subsidiary of Allergan. The following are answers to some questions that you, as a stockholder of MAP, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser. For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

Securities Sought	All issued and outstanding shares of common stock, par value $0.01 per share, of MAP Pharmaceuticals, Inc.

Price Offered Per Share	$25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes

Scheduled Expiration of the Offer	12:00 midnight, New York City time, on the night of February 28, 2013

Purchaser	Groundhog Acquisition, Inc., a wholly-owned subsidiary of Allergan, Inc.

Who is offering to purchase my Shares?

The Offer is being made by Purchaser, a Delaware corporation recently formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Allergan, Inc., a Delaware corporation. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Allergan.”

What are you offering to purchase in the Offer?

We are offering to purchase all of the outstanding Shares of MAP. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”). If you are the record holder of your Shares (i.e. you hold certificates representing your Shares or hold your Shares in a book-entry/direct registration account maintained by MAP’s transfer agent (such Shares, “DRS Shares”), in each case in your name) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own Shares through a broker, dealer, bank, trust company or other nominee, and such person tenders Shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

How will you pay for Shares accepted in the Offer?

Allergan will provide us with sufficient funds to pay for all Shares accepted for payment in the Offer. We will need approximately $965 million to purchase all Shares validly tendered and not properly withdrawn in the Offer and to pay the consideration in connection with the Merger, which is expected to follow the successful completion of the Offer, and to pay related fees and expenses. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Allergan’s cash on hand, cash equivalents and short-term borrowings under Allergan’s commercial paper program. Consummation of the Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

as described above, we, through our parent company, Allergan, will have sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer;

•	consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price per Share in any subsequent offering period or in the Merger.

See Section 10 — “Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned of record by Allergan or Purchaser or with respect to which Allergan or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (the “Minimum Condition”); and

•

the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Condition”).

Other conditions of the Offer are described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition without the consent of MAP. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not subject to any financing condition.

Is there an agreement governing the Offer?

Yes. MAP, Allergan and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does the MAP recommend regarding the Offer?

The MAP Board unanimously:

•	determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MAP and the MAP stockholders;

•	approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

•

recommends that the MAP stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

The factors considered by the MAP Board in making the determinations and recommendations described above and other matters relied upon by the MAP Board, including the written opinion of its financial advisor as to the fairness, from a financial point of view, of the Offer Price to MAP stockholders are described in MAP’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to MAP stockholders together with this Offer to Purchase. MAP stockholders are urged to carefully read MAP’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety. The written opinion of MAP’s financial advisor does not address any other aspect of the Offer or the Merger or any related transaction and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares in the Offer or as to any other actions to be taken by any stockholder in connection with the Offer or the Merger. Holders of Shares are encouraged to read the opinion carefully in its entirety.

See Section 11 — “Contacts and Transactions with MAP; Background of the Offer — Acquisition Discussions.”

Have any MAP stockholders agreed to tender their Shares in the Offer?

Yes. In connection with the execution of the Merger Agreement, we, Allergan and each of MAP’s directors and officers and a certain other MAP stockholder (collectively, the “Tendering Stockholders”), who together hold approximately 9.32% of the outstanding Shares, have entered into a Tender and Support Agreement dated as of January 22, 2013 (the “Tender and Support Agreement”). The Tender and Support Agreement provides, among other things, that the Tendering Stockholders shall validly tender all of their Shares in the Offer and, if applicable, vote their Shares in favor of adopting the Merger Agreement. The Tendering Stockholders have also agreed not to withdraw tendered Shares unless we terminate the Offer in accordance with the terms of the Merger Agreement, or the Tender and Support Agreement has been terminated in accordance with its terms. See Section 13 — “The Transaction Documents — The Tender and Support Agreement.”

How long do I have to tender my Shares in the Offer?

You may tender your Shares in the Offer until the Offer expires. The Offer is scheduled to expire at 12:00 midnight, New York City time, on the night of February 28, 2013. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender of your Shares to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or comply with the procedures for book-entry transfer, prior to such time, you may be able to use the guaranteed delivery procedures, which is described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the Offer or provide a subsequent offering period in the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, bank, trust company or other nominee, they may require advance notification before the expiration of the Offer.

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will accept for payment and pay for all validly tendered and not properly withdrawn Shares promptly after the later of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition without the consent of MAP. We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment of or payment for Shares until all conditions to the Offer have been satisfied or waived.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates representing such Shares (except in the case of tendered DRS Shares) or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedure for Tendering Shares,” a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 — “Procedure for Tendering Shares”), and any other required documents for such Shares to be validly tendered.

Can the Offer be extended and, if so, under what circumstances?

Yes. If, at the scheduled expiration of the Offer or the expiration of any extension of the Offer as described below, any condition to the Offer has not been satisfied or waived by Allergan or us, and if the Merger Agreement has not been terminated pursuant to its terms, we may, in our sole discretion and without consent of MAP, and we will, to the extent requested by MAP in writing prior to the scheduled expiration of the Offer, extend the Offer for successive periods of up to 20 business days per extension. We do not have any obligation to extend the Offer if any condition to the Offer has not been satisfied on or prior to May 22, 2013, beyond May 22, 2013. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law or any applicable rules, regulations, interpretations or positions of the SEC or its staff. See Section 1 — “Terms of the Offer,” Section 13 — “The Transaction Documents — The Merger Agreement — Extension of the Offer,” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than the earlier of (i) 9:00 a.m., New York City time, or (ii) the first opening of the NASDAQ Global Select Market (“NASDAQ”), on the next business day after the day on which the Offer or any extension thereof was scheduled to expire.

Will there be a subsequent offering period?

If necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option (as described below)) in order for Allergan and Purchaser to own, in the aggregate, at least 90% of the outstanding Shares, we may, in our sole discretion (and Allergan may cause us to), provide for a “subsequent offering period” of at least 3 business days and up to 10 business days, the length of the initial “subsequent offering period” and each extension thereof to be determined by us in our sole discretion. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if we elect to provide one, would occur after we have accepted, and become obligated to pay for, all Shares that were validly tendered and not properly withdrawn at the expiration of the initial offering period (including any extensions thereof). Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares?

If you desire to tender your Shares in the Offer, you must do one of the following prior to the expiration of the Offer:

•	If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered.

•

If you are a record holder (i.e. you hold certificates representing your Shares or DRS Shares, in each case in your name), you must complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) according to its instructions and deliver it, together with any required signature guarantees, the certificates representing your Shares (except in the case of DRS Shares), and any other documents required by the Letter of Transmittal, to the Depositary or tender your Shares by book-entry transfer. See Section 3 — “Procedure for Tendering Shares” for further details.

If you wish to tender your Shares in the Offer, but: (a) the certificates representing your Shares are not immediately available or cannot be delivered to the Depositary prior to the expiration of the Offer; (b) you cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (c) your other required documents cannot be delivered to the Depositary prior to the expiration of the Offer, you may still tender your Shares by complying with the guaranteed delivery procedures described in Section 3 — “Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration of the Offer. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if we elect to provide such a period. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw your previously tendered Shares, you must deliver a written notice of withdrawal (or a facsimile) containing the required information to the Depositary while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. See Section 4 — “Withdrawal Rights.”

Will the Merger follow the Offer if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or, where permissible, waived, we expect to effect our merger with and into MAP. If we purchase at least a majority of the Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of MAP. Furthermore, if pursuant to the Offer or otherwise, we own at least 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of MAP. If the Merger takes place, MAP will become a wholly-owned subsidiary of Allergan, and each remaining Share (other than any Shares held by Allergan, Purchaser, MAP or any of its wholly-owned subsidiaries, and any Shares held by any MAP stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights”) will be automatically converted into the right to receive the price per Share paid in the Offer, payable net to the holder in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). See the “Introduction” to this Offer to Purchase, Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement — The Merger.”

What is the “Top-Up Option” and when could it be exercised?

MAP has granted us an irrevocable option, exercisable only upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Allergan and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of such Shares); provided, however, that the option shall not be exercisable unless (i) the Minimum Condition has been satisfied, and (ii) immediately after such exercise and the issuance of Shares pursuant to such option, we reasonably believe that we and Allergan will own, in the aggregate, at least 90% of the outstanding Shares and provided, further, that the option will not, in any event, be exercisable for a number of Shares in excess of MAP’s then total authorized and unissued Shares, excluding any Shares that are reserved or otherwise committed for issuance. This option is intended to enable us, following our acquisition of Shares pursuant to the Offer, to effect the Merger as a short-form merger under Delaware law without a vote or any further action by the other stockholders of MAP. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

If I do not tender my Shares, how will they be affected by the Offer?

If the Merger is consummated, MAP stockholders who do not tender their Shares in the Offer (other than those who properly exercise their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering your Shares is that tendering MAP stockholders will be paid earlier. If you do not tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger is not consummated, there may be so few remaining MAP stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded on NASDAQ or other securities exchanges and there may not be an active public trading market for the Shares. MAP may also no longer be required to make filings with the SEC or comply with other federal securities laws and regulations relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights will not be available to you in connection with the Offer. However, you will be entitled to appraisal rights in connection with the Merger if you do not tender Shares in the Offer and do not vote in favor of the Merger, if applicable, subject to and in accordance with Delaware law. See Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights — Appraisal Rights.”

What will happen to my MAP stock options in the Offer?

The Offer is being made for Shares only and is not being made for any stock options to purchase Shares that were granted under any MAP stock option plans (each such stock option, a “MAP Option”). Pursuant to the Merger Agreement, each unexpired and unexercised MAP Option, whether or not then exercisable or vested, that has an exercise price per Share that is less than the Merger Consideration and is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash per Share, without interest and less any applicable withholding taxes, equal to the Merger Consideration less the per Share exercise price of the MAP Option for each Share subject to the MAP Option; provided, however, that holders of MAP Options granted under MAP’s 2004 Long-Term Incentive Plan must deliver a duly executed option termination agreement with respect to such MAP Options in order to receive such payment. If the exercise price per Share under any MAP Option is equal to or greater than the Merger Consideration, then such MAP Option will be cancelled without any payment being made in respect of such MAP Option. See Section 13 — “The Transaction Documents — The Merger Agreement — Treatment of MAP Stock Options, Restricted Stock, Restricted Stock Units; Stock Plans.”

What will happen to my restricted stock units in the Offer?

The Offer is being made only for Shares and is not being made for any restricted stock units awarded pursuant to any MAP stock option plan (each such unit, a “MAP RSU”). Pursuant to the Merger Agreement, each MAP RSU, whether or not then vested, that is outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the Merger Consideration for each Share subject to the MAP RSU. See Section 13 — “The Transaction Documents — The Merger Agreement — Treatment of MAP Stock Options, Restricted Stock, Restricted Stock Units; Stock Plans.”

If you successfully complete the Offer, what will happen to the board of directors of MAP?

If we accept Shares for payment pursuant to the Offer, pursuant to the Merger Agreement, Allergan will become entitled to elect or designate a number of directors (rounded up to the next whole number) to the board of directors of MAP (the “MAP Board”) equal to the product of the total number of directors on the MAP Board (giving effect to the directors elected or designated by Allergan) multiplied by the percentage that the aggregate number of Shares beneficially owned by Allergan, us or any of Allergan’s or our respective subsidiaries bears to the total number of Shares then outstanding. In such case, MAP has agreed to take all actions necessary or desirable to enable Allergan’s designees to be elected or appointed to the MAP Board in such number as is proportionate to Allergan’s, our and any of Allergan’s or our respective subsidiaries’ Share ownership. After we accept Shares for payment pursuant to the Offer, Allergan will also be entitled to request that MAP cause Allergan’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the MAP Board of, each committee of the MAP Board and each board of directors (and committee or similar body thereof) of each subsidiary of MAP, in each case, to the extent permitted by applicable law and the Marketplace Rules of NASDAQ. Allergan currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Allergan or an affiliate of Allergan to serve as directors of MAP. Therefore, Allergan will obtain control over the management of MAP shortly after the time when Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer. However, prior to the effective time of the Merger, the approval of certain MAP directors then in office who were not elected or designated by Allergan will be required for MAP to authorize any termination or amendment of the Merger Agreement by MAP, or to effect certain other actions related to or in connection with the Merger. See Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights — Purpose of the Offer; Plans for MAP” and Section 13 — “The Transaction Documents — The Merger Agreement — Directors.”

If the Offer is completed, will MAP continue as a public company?

No, likely not. If the Merger takes place, MAP will no longer be publicly owned. Even if the Merger does not take place, if the Offer is completed, there may be so few remaining MAP stockholders and publicly held Shares that the Shares may no longer be eligible for continued listing on NASDAQ there may not be a public trading market for the Shares, and MAP may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to public companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.”

What is the market value of my Shares as of a recent date?

On January 22, 2013, the last full trading day before we announced the Offer and the possible subsequent Merger, the closing price of the Shares reported on NASDAQ was $15.58 per Share. On January 30, 2013, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on NASDAQ was $24.79. You should obtain current market quotations for Shares before deciding whether to tender your Shares in the Offer.

What are the federal income tax consequences of tendering my Shares pursuant to the Offer or during a subsequent offering period, or receiving payment for my Shares pursuant to the Merger?

In general, your tender of Shares for cash pursuant to the Offer or during a subsequent offering period, or receiving payment for your Shares pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer or during a subsequent offering period, or receiving payment for your Shares pursuant to the Merger, in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the Offer?

You can call the Information Agent toll free at (800) 347-4750. Additionally, Goldman, Sachs & Co. is acting as dealer manager for the Offer. See the back cover of this Offer to Purchase for additional contact information.

To the Stockholders of MAP Pharmaceuticals, Inc.:

INTRODUCTION

Groundhog Acquisition, Inc. (“Purchaser” “we,” “our” or “us”), a Delaware corporation and a wholly-owned subsidiary of Allergan, Inc. (“Allergan”), a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), of MAP Pharmaceuticals, Inc. (“MAP”), for $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). For avoidance of doubt, references herein to the “Offer” refer to the Offer as it may be extended from time to time, unless indicated otherwise.

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”), D.F. King & Co., Inc. (the “Information Agent”) and Goldman, Sachs & Co. (the “Dealer Manager”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of January 22, 2013, by and among Allergan, Purchaser and MAP (the “Merger Agreement”). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into MAP (the “Merger”), with MAP continuing as the surviving corporation and a wholly-owned subsidiary of Allergan. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Allergan, Purchaser, MAP or any of its wholly-owned subsidiaries, and any Shares held by any MAP stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights”) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer, net to the holder in cash, without interest and less any applicable withholding taxes. The Offer is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition (as defined below) without the consent of MAP. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The board of directors of MAP (the “MAP Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MAP and the MAP stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the MAP stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

The factors considered by the MAP Board in making the determinations and recommendations described above and other matters relied upon by the MAP Board, including the written opinion of its financial advisor as to the fairness, from a financial point of view, of the Offer Price to MAP stockholders are described in MAP’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to MAP stockholders, together with this Offer to Purchase. MAP stockholders are urged to carefully read MAP’s Solicitation/Recommendation Statement Schedule 14D-9.

In connection with the Merger Agreement, we, Allergan and each of MAP’s directors and officers and a certain MAP stockholder (collectively, the “Tendering Stockholders”), who together hold approximately 9.32% of the outstanding Shares, have entered into a Tender and Support Agreement dated as of January 22, 2013 (the “Tender and Support Agreement”). The Tender and Support Agreement provides, among other things, that the Tendering Stockholders shall validly tender all of their Shares in the Offer and, if applicable, vote their Shares in favor of adopting the Merger Agreement. The Tendering Stockholders have also agreed not to withdraw tendered Shares unless we terminate the Offer in accordance with the terms of the Merger Agreement, or the Tender and Support Agreement has been terminated in accordance with its terms. Section 13 — “The Transaction Documents — The Tender and Support Agreement” contains a more detailed description of the Tender and Support Agreement.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned of record by Allergan or Purchaser or with respect to which Allergan or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (the “Minimum Condition”), and (ii) the expiration or termination, at or prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the “HSR Act”) (the “HSR Condition”). See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals — Antitrust Compliance.”

For purposes of the Offer, the words “fully diluted,” when referring to Shares, mean, as of any time, the number of Shares outstanding, together with all Shares which MAP would be required to issue pursuant to any then outstanding options or other securities convertible into or exercisable or exchangeable for Shares, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof. According to MAP, as of the close of business on January 30, 2013, there were an aggregate of (i) 35,569,770 Shares issued and outstanding, (ii) 4,779,576 Shares underlying outstanding and unexercised stock options, (iii) 62,500 Shares available for issuance pursuant to the offering currently in progress under MAP’s Employee Stock Purchase Plan and (iv) 218,780 Shares underlying outstanding and unsettled restricted stock units (including time-vesting and performance-vesting restricted stock units). Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 20,315,314 Shares are validly tendered pursuant to the Offer and not withdrawn.

Upon the time when Purchaser accepts for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), the Merger Agreement provides that Allergan will become entitled to elect or designate a number of directors (rounded up to the next whole number) to the MAP Board equal to the product of the total number of directors on the MAP Board (giving effect to the directors elected or designated by Allergan) multiplied by the percentage that the aggregate number of Shares beneficially owned by Allergan, Purchaser, or any of their respective subsidiaries bears to the total number of Shares then outstanding. In such case, MAP has agreed to take all actions necessary or desirable to enable Allergan’s designees to be elected or appointed to the MAP Board in such number as is proportionate to Allergan’s, our and any of Allergan’s or our respective subsidiaries’ Share ownership. After the Acceptance Time, Allergan will also be entitled to request that MAP cause Allergan’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the MAP Board of, each committee of the MAP Board and each board of directors (and committee or similar body thereof) of each subsidiary of MAP, in each case, to the extent permitted by applicable law and the Marketplace Rules of NASDAQ. Allergan currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Allergan or an affiliate of Allergan to serve as directors of MAP. Therefore, Allergan will obtain control over the management of MAP shortly after the Acceptance Time. However, prior to the Merger Effective Time, the approval of certain MAP directors then in office who were not elected or designated by Allergan will be required for MAP to authorize any termination or amendment of the Merger Agreement by MAP, or to effect certain other actions related to or in connection with the Merger. We currently intend to consummate the Merger pursuant to the Merger Agreement as soon as possible after consummation of the Offer. Following the Merger, the directors of Purchaser will be the directors of MAP.

Pursuant to the Merger Agreement, MAP has granted us an irrevocable option, exercisable only after the Acceptance Time and upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Allergan and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of such Shares); provided, however, that the option shall not be exercisable unless (i) the Minimum Condition has been satisfied, and (ii) immediately after such exercise and the issuance of Shares pursuant to such option, we reasonably believe that we and Allergan will own, in the aggregate, at least 90% of the outstanding Shares and provided, further, that the option will not, in any event, be exercisable for a number of Shares in excess of MAP’s then total authorized and unissued Shares, excluding any Shares that are reserved or otherwise committed for issuance. This option is intended to enable us, following our acquisition of Shares pursuant to the Offer, to effect the Merger as a short-form merger under Delaware law without a vote or any further action by the other stockholders of MAP. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if we acquire at least 90% of the outstanding Shares, Allergan and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition without the consent of MAP. The Offer will expire at 12:00 midnight, New York City time, on the night of February 28, 2013, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on the night of February 28, 2013, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and the HSR Condition. We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition without the consent of MAP. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Allergan or us, and if the Merger Agreement has not been terminated pursuant to its terms, we (i) may, in our sole discretion and without consent of MAP, extend the Offer for successive periods of up to 20 business days per extension, and (ii) to the extent requested by MAP in writing prior to any scheduled Expiration Date, will extend the Offer for successive periods of up to 20 business days per extension, in each case until all of the conditions are satisfied or waived. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff. We have no obligation to extend the Offer if any condition to the Offer has not been satisfied or waived by Allergan or us on or prior to May 22, 2013 (the “Outside Date”). During any extension of the Offer, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.”

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Merger Agreement, we expressly reserve the right to provide, in our sole discretion (and Allergan may cause us to provide), a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”) if necessary to obtain sufficient Shares (including Shares issuable upon the exercise of the Top-Up Option (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”)) in order for Allergan and Purchaser to own, in the aggregate, at least 90% of the outstanding Shares. If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods of time as we will determine, in our sole discretion, of at least 3 business days and up to 10 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may also extend any initial Subsequent Offering Period by any period or periods of time in our sole discretion; provided that the total Subsequent Offering Period may not exceed 10 business days. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We have not made a decision at this time whether to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension thereof no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided, however, that unless otherwise contemplated by the Merger Agreement or we receive MAP’s written consent, we cannot (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner adverse to the holders of Shares or (vi) extend the Offer in a manner other than in accordance with the Merger Agreement.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price, a change in percentage of securities sought, or a change in the dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought or a change in the dealer’s soliciting fee, a minimum of 10 business days is generally required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will inform the Depositary of that fact and will make a public announcement of such extension, no later than the earlier of (i) 9:00 a.m., New York City time, or (ii) the first opening of NASDAQ, on the next business day after the previously scheduled Expiration Date.

MAP has provided us with its stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. In accordance with the Merger Agreement and applicable law, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Neither Allergan nor Purchaser takes any responsibility for the accuracy or completeness of any information described herein contained in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by MAP with the SEC on January 31, 2013, including information concerning MAP, its affiliates, officers or directors or any failure by MAP to disclose events or circumstances that may have occurred and may affect the accuracy or completeness of such information.

2.

Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable as permitted under applicable law after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive the Minimum Condition without the consent of MAP. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until all conditions to the Offer have been satisfied or waived. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of tendered Shares held in a book-entry/direct registration account (a “DRS Account”) maintained by MAP’s transfer agent (such Shares, “DRS Shares”)) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfer are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than are tendered, (i) in the case of certificated Shares, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, (ii) in the case of DRS Shares, the unpurchased Shares will be credited to your DRS Account or (iii) in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the unpurchased Shares will be credited to an account maintained at the Book-Entry Transfer Facility, without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, prior to the Expiration Date, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed according to its instructions and duly executed, together with any required signature guarantees or, in the case of a book-entry delivery of Shares, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, and either (i) you must deliver certificates representing the tendered Shares to the Depositary (except in the case of

DRS Shares), or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of such Shares (which confirmation must include an Agent’s Message if you have not delivered a Letter of Transmittal) into the Depositary’s account at the Book-Entry Transfer Facility (as defined below), in each case prior to the Expiration Date or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through a DRS Account or the Book-Entry Transfer Facility, the Letter of Transmittal and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry delivery, by confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility). If certificates representing Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

If you wish to tender your Shares pursuant to the Offer and you hold your Shares through a broker, dealer, bank, trust company or other nominee, you must contact such person and give instructions that your Shares be tendered prior to the Expiration Date.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described in this Section 3 — “Procedure for Tendering Shares” will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either (i) a confirmation of a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility of all Shares tendered by book-entry transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce that agreement against the participant.

Signature Guarantees; Stock Powers. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses)

that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares (which, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the holder of the Shares) who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by, payment of the purchase price is to be made to, or Shares not tendered or accepted for payment are to be returned in the name of, a person other than the registered holder of the Shares that were delivered, then any certificates representing such Shares must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on any such certificates representing such Shares, with the signatures on any such certificates or stock powers guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery. If you wish to tender your Shares pursuant to the Offer but you cannot deliver the certificates representing such Shares and all other required documents to the Depositary prior to the Expiration Date or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates representing all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantees (or, in the case of a book-entry delivery of Shares, an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary within 3 trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate, currently 28%, from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are a United States person and are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal, or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Appointment of Proxy. By executing and delivering a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of MAP stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of MAP stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of MAP stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn (i) at any time before the Expiration Date and (ii) if Purchaser has not accepted for payment Shares tendered pursuant to the Offer by April 1, 2013, such Shares may be withdrawn at any time after such date, in each case by complying with the procedures set forth below.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of DRS Shares or Shares tendered by book-entry transfer, the name and number of the DRS Account or the account maintained at the Book-Entry Transfer Facility, respectively, to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by following the procedures described in Section 3 — “Procedure for Tendering Shares.”

If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares.

If we provide a Subsequent Offering Period (as described in more detail in Section 1 — “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.

Material U.S. Federal Income Tax Considerations. The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares and receive cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). This discussion does not address the U.S. federal income tax consequences to beneficial owners of Shares exercising appraisal rights, if any. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the tendering your Shares pursuant to the Offer or during a Subsequent Offering Period, or receiving payment for Shares pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold Shares as part of a hedge, straddle, constructive sale, integrated or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the tender of Shares in exchange for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of the Code.

U.S. Holders. Except as otherwise set forth below, the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is (A) an individual who is a citizen or resident of the United States, (B) a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), (C) an estate that is subject to U.S. federal income tax on its worldwide income from all sources or (D) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulation to be treated as a U.S. person (any of (A), (B), (C) or (D), a “U.S. Holder”). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of tendering the Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period, or receiving payment for Shares pursuant to the Merger.

Your tender of Shares in exchange for cash pursuant to the Offer or during a Subsequent Offering Period, or your receipt of payment for Shares pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses are subject to limitations.

Non-U.S. Holders. The following is a summary of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Payments made to a Non-U.S. Holder with respect to Shares tendered in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described above under “U.S. Holders,” and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding. Proceeds received by U.S. Holders and Non-U.S. Holders from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.”

6.	Price Range of Shares. The Shares are listed and principally traded on NASDAQ under the symbol “MAPP.” The following table sets forth the high and low sales prices per Share on NASDAQ, as reported in published financial sources, for the periods indicated:

	High	Low
FY 2011
First Quarter	$16.89	$13.72
Second Quarter	$17.27	$12.93
Third Quarter	$16.44	$10.54
Fourth Quarter	$16.19	$11.95
FY 2012
First Quarter	$17.92	$13.02
Second Quarter	$15.08	$11.11
Third Quarter	$16.30	$13.02
Fourth Quarter	$16.48	$11.83
FY 2013
First Quarter (through January 30, 2013)	$24.83	$15.33

On January 22, 2013, the last full trading day before the announcement of the Offer and the Merger, the reported closing sales price per Share on NASDAQ in published financial sources was $15.58. On January 30, 2013, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on NASDAQ was $24.79. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If we purchase Shares that are tendered in the Offer but the Merger is not consummated, there may be so few remaining MAP stockholders and publicly traded Shares that there may not be an active public trading market (or possibly any public trading market) for the Shares. We cannot predict whether such a reduction in the number of publicly traded Shares would have an adverse or beneficial effect on the market price or marketability of the Shares, or whether such a reduction would cause future market prices of the Shares to be greater or less than the price paid in the Offer. If the Merger is consummated, MAP stockholders who do not tender their Shares in the Offer (other than those who properly exercise their appraisal rights in connection with the Merger) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger is consummated, the only difference between tendering and not tendering Shares in the Offer is that tendering MAP stockholders will be paid earlier.

Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The Marketplace Rules of NASDAQ establish certain criteria that could lead to the delisting of the Shares from NASDAQ if the

Shares do not meet such criteria, including the number of stockholders, the number of publicly held Shares and the aggregate market value of the publicly held Shares. If the Shares no longer meet the NASDAQ requirements for continued listing as a result of our purchase of Shares pursuant to the Offer and the Shares are delisted, the market for the Shares could be adversely affected.

If the Shares are delisted, it is possible that the Shares could be quoted in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and availability of such quotations would depend upon various factors, including the number of holders, the aggregate market value of the remaining publicly held Shares, the interest of securities firms in maintaining a market for the Shares, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. However, our purchase of the Shares pursuant to the Offer may cause the Shares to become eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by MAP to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We intend to cause MAP to apply for termination of registration of the Shares under the Exchange Act as soon as such requirements for such delisting and termination are met following the Merger Effective Time. Assuming there are no other MAP securities subject to registration, termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by MAP to holders of Shares and to the SEC, and would cause MAP to no longer be subject to certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a) thereof and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereunder with respect to “going private” transactions. Furthermore, “affiliates” of MAP and persons holding “restricted securities” of MAP may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be “margin securities” or eligible for stock exchange listing.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then such registration will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which allows the Shares to be used as collateral for loans made by brokers. Following our purchase of Shares in the Offer, and depending upon factors similar to those described above regarding securities exchange listing and market quotations, the Shares may no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and could no longer be eligible to be used as collateral for loans made by brokers.

8.	Certain Information Concerning MAP.

MAP, incorporated in the State of Delaware, originally was formed as a limited liability company on July 3, 2003 and converted to a corporation on December 11, 2003. MAP’s principal executive offices are located at 2400 Bayshore Parkway, Suite 200, Mountain View, California 94043. The telephone number of MAP’s principal executive offices is (650) 386-3100.

Except as specifically set forth herein, the information concerning MAP contained in this Offer to Purchase has been taken from or is based upon information furnished by MAP or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to MAP’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge indicating that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning MAP, whether furnished by MAP or contained in such documents and records, or for any failure by MAP to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.

MAP’s goal is to enhance the therapeutic benefits and commercial attractiveness of proven drugs in the field of neurology, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history, by applying its proprietary formulation and inhalation technologies. MAP’s current focus is to advance the development of its product candidate, LEVADEX®, formerly known as MAP0004, a proprietary orally inhaled version of dihydroergotamine for the potential treatment of migraine. MAP is in the development stage and since inception has devoted substantially all of its efforts to research and development, raising capital and recruiting personnel.

Additional Information. MAP is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room. MAP’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

9.	Certain Information Concerning Purchaser and Allergan.

Purchaser is a Delaware corporation incorporated on January 18, 2013, with principal executive offices at 2525 Dupont Drive, Irvine, California 92612. The telephone number of our principal executive offices is (714) 246-4500. To date, we have not engaged in any activities other than those activities incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly-owned subsidiary of Allergan.

Allergan was founded in 1950 and incorporated in Delaware in 1977, with principal executive offices at 2525 Dupont Drive, Irvine, California 92612. The telephone number of Allergan’s principal executive offices is (714) 246-4500. Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and over-the-counter products that enable people to live life to its full potential – to see more clearly, move more freely and express themselves more fully. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention, urological and other specialty markets in more than 100 countries around the world.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Allergan and Purchaser are set forth on Schedule I hereto.

During the last 5 years, none of Allergan, Purchaser or, to the knowledge of Allergan or Purchaser, any of the persons listed on Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Other than pursuant to the Merger Agreement and the Tender and Support Agreement, none of Allergan, Purchaser or, to the knowledge of Allergan or Purchaser, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of any of such persons (i) beneficially owns or has any right to acquire any Shares or any other equity securities of MAP or (ii) has effected any transaction in respect of the Shares or any other equity securities of MAP during the past 60 days.

Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, none of Allergan, Purchaser or, to the knowledge of Allergan or Purchaser, any of the persons listed on Schedule I hereto (i) has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or any other equity securities of MAP or (ii) has entered into any transaction with MAP or any of its executive officers, directors or affiliates during the 2 years prior to the date of this Offer to Purchase that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as described elsewhere in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Allergan, Purchaser or, to the knowledge of Allergan or Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and MAP or any of its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of MAP’s directors or a sale or other transfer of a material amount of assets of MAP during the 2 years prior to the date of this Offer to Purchase.

We do not believe our financial condition or the financial condition of Allergan is relevant to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Allergan will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Past Contacts, Transactions, Negotiations and Agreements. In addition to the information provided in Section 11 — “Contacts and Transactions with MAP; Background of the Offer” and elsewhere in this Offer to Purchase:

On January 28, 2011, Allergan, Allergan USA, Inc. and Allergan Sales, LLC entered into a Collaboration Agreement (the “Collaboration Agreement”) and a Co-Promotion Agreement (the “Co-Promotion Agreement,” and together with the Collaboration Agreement, the “LEVADEX Agreements”) with MAP. Pursuant to the terms of the LEVADEX Agreements, MAP has granted Allergan a co-exclusive license (the “Allergan License”) to market and co-promote LEVADEX®, MAP’s proprietary novel migraine therapy for delivery by inhalation, to neurologists and pain specialists in the United States in collaboration with MAP.

In July 2011, Allergan exercised its option to expand the Collaboration Agreement to include commercialization to neurologists and pain specialists in Canada. Under the LEVADEX Agreements, MAP retains the right to market and promote LEVADEX® to other physicians within the United States and Canada and also retains all rights to LEVADEX® in all other countries.

MAP is responsible for manufacturing and distributing LEVADEX®, if approved by the FDA. The parties will each provide sales representatives and other sales support for marketing and promotional efforts. The LEVADEX Agreements specify minimum annual sales detail requirements to be provided by each party, and establish maximum annual amounts of detailing costs that each party will be obligated to incur pursuant to a commercialization plan. Shared commercialization costs are those costs and expenses directly related to the commercialization of LEVADEX® and are agreed upon periodically by both parties. The parties share profits and losses resulting from the collaboration equally.

Contingent upon FDA approval of LEVADEX® for the initial indication (the acute treatment of migraine), the parties will collaborate in the development of LEVADEX® for the treatment of pediatric migraine and for at least one other indication. The parties generally share equally all other costs of developing LEVADEX® in such additional indications under the LEVADEX Agreements, except that neither party shall be obligated for more than a certain threshold amount in a given year, or for more than a certain threshold amount in the aggregate, for development or manufacturing costs or expenses incurred by MAP for such activities.

In 2011, Allergan made aggregate payments to MAP pursuant to the LEVADEX Agreements of $80.0 million, consisting of an up-front payment of $60.0 million and a milestone payment of $20.0 million based on the acceptance for filing by the FDA of MAP’s new drug application, or NDA, for LEVADEX®. Allergan may also pay to MAP up to an additional $77.0 million in milestone payments, including a $50.0 million milestone for the first commercial sale associated with the initial indication for LEVADEX® (the acute treatment of migraine), up to $25.0 million in milestones for the achievement of certain FDA-approved product labeling in the U.S. and a $2.0 million milestone for regulatory approval of the initial indication for LEVADEX® in Canada.

Each of Allergan and Purchaser disclaims that it is an “affiliate” of MAP within the meaning of Rule 13e-3 under the Exchange Act.

Additional Information. Allergan is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Allergan is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Allergan. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to MAP in Section 8 — “Certain Information Concerning MAP.”

10.	Source and Amount of Funds.

We will require approximately $965 million to purchase all Shares validly tendered and not properly withdrawn in the Offer, to pay the consideration in connection with the Merger, which is expected to follow the successful completion of the Offer, and to pay related fees and expenses. Allergan will provide us with sufficient funds to satisfy these obligations. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Allergan’s cash on hand, cash equivalents and short-term borrowings under Allergan’s commercial paper program. Consummation of the Offer is not subject to any financing condition.

11.	Contacts and Transactions with MAP; Background of the Offer.

LEVADEX Agreements. Allergan and MAP are parties to the LEVADEX Agreements for the exclusive development and commercialization by Allergan and MAP of LEVADEX® within the United States and Canada to certain neurologist and pain specialist physicians for the treatment of acute migraine in adults, migraine in adolescents 12 to 18 years of age and other indications that may be approved by the parties. Allergan made payments to MAP in 2011 pursuant to the LEVADEX Agreements in the aggregate amount of $80.0 million and may also make an additional $77.0 million in milestone payments to MAP pursuant to such LEVADEX Agreements. Section 9 — “Certain Information Concerning Purchaser and Allergan — Past Contacts, Transactions, Negotiations and Agreements.”

Acquisition Discussions. From time to time, the board of directors of Allergan (the “Allergan Board”) engages with senior management of Allergan in reviewing and discussing potential strategic alternatives to enhance stockholder value through strategic transactions, including acquisitions, licensing agreements, collaboration agreements and other business arrangements. For years prior to initiating its evaluation of MAP and LEVADEX®, Allergan searched for and evaluated other migraine products that might or might not be used in conjunction with BOTOX® Chronic Migraine. In the 2008 timeframe, with a planned approval of BOTOX® Chronic Migraine by the FDA, Allergan refined its migraine product search to those products that might be prescribed by specialists treating migraines, as opposed to treatments that were or might be generally prescribed by primary care physicians, or PCPs, with a further preference for products that would be complementary to BOTOX® Chronic Migraine — i.e., would be used in conjunction with BOTOX® Chronic Migraine instead of as a substitute for BOTOX® Chronic Migraine. In particular, because BOTOX® Chronic Migraine is prescribed as a prophylactic treatment of headaches in adults with chronic migraine, an ideal “companion product” would be prescribed by specialists and would be used for the treatment of acute migraine or other forms of migraines (e.g., menstrual migraines), such that both products could be used on a “side-by-side” basis.

From May 2009 through September 2009, senior management of Allergan reviewed publicly available information regarding MAP and LEVADEX® as a treatment for migraines as a potential companion product for BOTOX®.

During the week of September 14, 2009, a representative of MAP independently contacted a representative of Allergan and left him a message for the purpose of setting up a call to discuss a possible product partnership involving LEVADEX®. In a follow-up call to the voicemail left by MAP’s representative on September 14, 2009, representatives of MAP contacted the representative of Allergan on September 21, 2009 to inquire about any possible interest that Allergan might have in LEVADEX® as a possible companion product. The MAP representatives subsequently sent the Allergan representative non-confidential information regarding LEVADEX®.

During the last week of September 2009 and throughout October 2009, various representatives of MAP continued to communicate with a representative of Allergan regarding Allergan’s potential interest in LEVADEX®. On October 27, 2009, Allergan and MAP entered into a confidential disclosure agreement obligating each party to keep confidential certain information shared for purposes of exploring a commercial relationship relating to LEVADEX®. On October 30, 2009, representatives of MAP met with representatives of Allergan at Allergan’s headquarters in Irvine, California to present information regarding LEVADEX®, discuss the utility of LEVADEX® and its active ingredient and explore whether Allergan might have an interest in LEVADEX®.

From November 2009 through December 2009, senior management at Allergan continued to evaluate LEVADEX® as a potential companion product for the treatment of migraines. During this time, senior management at Allergan communicated with the Allergan Board regarding the possibility of pursuing a co-promotion arrangement respecting LEVADEX® in connection with Allergan’s specialty pharmaceuticals segment.

Throughout the first quarter of 2010, senior management at Allergan continued to evaluate LEVADEX® and communicate with the Allergan Board. In March 2010, representatives of MAP and Allergan engaged in further discussions regarding a possible commercial relationship relating to LEVADEX®. At a meeting on March 23, 2010, representatives of MAP indicated that MAP was willing to consider a licensing relationship with Allergan with respect to LEVADEX®. On March 29, 2010, MAP sent Allergan a term sheet setting forth proposed terms of a licensing arrangement with Allergan.

During the period from April 2010 through October 2010, Allergan continued to evaluate a possible commercial relationship with MAP with respect to LEVADEX®, and representatives of Allergan and MAP continued to discuss and negotiate the terms of a licensing arrangement, with the parties discussing different ways to structure such an arrangement and exchanging revised term sheets reflecting the substance of these negotiations.

In November 2010, Allergan and MAP reached agreement on key terms of a license and development agreement and a co-promotion agreement to be entered into by the parties (the “Collaboration Agreements”), and the parties continued working on the terms of the Collaboration Agreements in December 2010.

On or about December 20, 2010, David Lawrence, Senior Vice President, Corporate Development of Allergan, was contacted by Timothy S. Nelson, President and Chief Executive Officer of MAP. Mr. Nelson informed Mr. Lawrence that a third party had submitted a non-binding proposal to acquire MAP. On or about that same date, Mr. Lawrence was contacted by a representative of Centerview Partners LLP, MAP’s financial advisor (“Centerview”), who also informed Mr. Lawrence of the existence of the third party bid.

On or about December 22, 2010, Mr. Lawrence contacted Mr. Nelson and informed him that Allergan might consider an acquisition of the Company.

On or about December 23, 2010, Mr. Lawrence was contacted by Mr. Nelson and a representative of Centerview. In that conversation, Messrs. Nelson and Lawrence agreed that MAP and Allergan would continue negotiating the Collaboration Agreements and that, in light of the third party initiation of an acquisition bid for MAP, Allergan would continue with its evaluation of a possible acquisition of MAP.

Allergan began analyzing internally generated and publicly available information in connection with its evaluation of a possible acquisition of MAP. On or about December 28, 2010, a representative of Allergan contacted Goldman, Sachs & Co. (“Goldman Sachs”) in connection with acting as Allergan’s financial adviser for the possible acquisition of MAP.

On January 3, 2011, representatives of Goldman Sachs contacted representatives of Centerview in order to discuss matters relating to the general process established with respect to the potential acquisition of MAP, including timelines relating to completion of due diligence. The representatives of Goldman Sachs conveyed to representatives of Centerview Allergan’s preliminary non-binding indication of interest to acquire MAP’s outstanding shares at a range of $19.00-$20.00 per share and indicated that this range might marginally increase after Allergan undertook diligence. The representatives of Centerview and Goldman Sachs discussed this possible price range and next steps in the process, including access to due diligence materials. The Centerview representatives stated that the process was moving quickly and that due diligence being conducted by another potential bidder was expected to be completed in the next two weeks.

On January 4, 2011, representatives of Allergan communicated to representatives of Centerview that Allergan might be able to pay up to $21.50 per share. The Centerview representatives responded that such a price was not at a sufficiently adequate level to continue conversations regarding a possible acquisition of MAP.

On January 7, 2011, Mr. Lawrence contacted Mr. Nelson and representatives of Centerview and informed them, on a non-binding basis, that Allergan was willing to propose a price of $25.00 per share, which represented the absolute highest price that Allergan was willing to pay and was subject to completion of satisfactory due diligence.

On January 9, 2011, Mr. Lawrence received a draft merger agreement from a representative of Centerview. Representatives of Allergan’s outside counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), began a review of the draft merger agreement. On January 10, 2011, Allergan and MAP entered into a confidentiality agreement regarding the proposed acquisition, which confidentiality agreement contained a customary standstill provision that would generally prohibit Allergan from seeking to acquire MAP in a non-negotiated transaction through January 9, 2012. Also on this day, MAP provided representatives of Allergan and Gibson Dunn with access to an electronic data room with respect to MAP. Representatives of Allergan and Gibson Dunn proceeded to conduct a review of due diligence materials in the electronic data room and discussed diligence items with representatives of Centerview and MAP.

Also on January 9, 2011, David E. I. Pyott, Chairman of the Allergan Board, President and Chief Executive Officer, provided an update to the Allergan Board apprising them that MAP had informed Allergan that it had received an acquisition proposal from a third party, and that, as a result, Allergan was pursuing two potential alternatives: finalizing the Collaboration Agreements and working on a proposal to acquire MAP. Mr. Pyott further advised the Allergan Board that senior management of Allergan had proposed a target price of $25.00 per share, which figure had been communicated to MAP on a non-binding basis.

On January 12, 2011, Gibson Dunn sent a revised draft of the merger agreement to Latham & Watkins LLP (“Latham”), MAP’s outside counsel. Over the next several days, representatives of Gibson Dunn negotiated the merger agreement with representatives of Latham.

On January 14, 2011, the Allergan Board convened a special telephonic board meeting to consider the possible acquisition of MAP and approval of the merger agreement. Representatives from Gibson Dunn and

Goldman Sachs also participated at the meeting by telephone. The Allergan Board discussed various factors relating to the proposed acquisition, including both the potential benefits of a transaction, as well as risks and other areas of potential concern.

On January 15, 2011, Gibson Dunn sent a revised draft of the merger agreement and a draft of the tender and support agreement to Latham.

On January 16, 2011, Latham sent a revised draft of the tender and support agreement to Gibson Dunn.

On January 17, 2011, Latham sent a revised draft of the merger agreement to Gibson Dunn.

Also on January 17, 2011, Gibson Dunn sent a revised draft of the tender and support agreement to Latham.

Allergan conducted further diligence in the areas that the Allergan Board highlighted in the January 14, 2011 board meeting, and based on this diligence, senior management of Allergan determined that a price of $25.00 per share did not adequately reflect the risk associated with potential delays in the FDA approval of LEVADEX® and the associated costs and expenses of pursuing such FDA approval.

On January 18, 2011, Mr. Lawrence contacted Mr. Nelson and a representative of Centerview and advised that as a result of further diligence and based on consideration of the risks associated with LEVADEX® at that time, Allergan was withdrawing its $25.00 per share non-binding offer. On January 19, 2011, Mr. Nelson informed Mr. Lawrence that in light of the withdrawal of Allergan’s offer, MAP wished to proceed with finalizing and executing the Collaboration Agreements.

On January 20, 2011, Mr. Pyott updated the Allergan Board, apprising them that the $25.00 per share offer had been withdrawn and that senior management of Allergan was proceeding toward finalizing the Collaboration Agreements.

On January 21, 2011, Mr. Lawrence advised Mr. Nelson that Allergan would be working toward finalizing the Collaboration Agreements. Over the next week, Allergan and MAP continued to finalize the Collaboration Agreements. On January 28, 2011, Allergan and MAP entered into the Collaboration Agreements.

On May 5, 2011, Messrs. Pyott and Nelson met at Allergan’s headquarters in Irvine, California in connection with matters relating to the Collaboration Agreements. Mr. Pyott informed Mr. Nelson that Allergan was looking at the PCP field of use to market LEVADEX® but that the timing of such an evaluation was uncertain. After the meeting with Mr. Nelson, Mr. Pyott requested that senior management of Allergan evaluate the PCP field of use to market LEVADEX® with respect to both an expansion of the scope of the Collaboration Agreements and a possible acquisition of MAP.

On July 1, 2011, Allergan proposed economic terms to expand the scope of the Collaboration Agreements to include PCP. On or about July 8, 2011, Mr. Nelson contacted Mr. Pyott and advised that Allergan’s PCP proposal was unacceptable. On or about July 10, 2011, Mr. Pyott further discussed with Mr. Nelson the PCP field of use. Senior management of Allergan continued to evaluate a possible acquisition of MAP.

On or about July 26, 2011, Mr. Nelson met with Mr. Lawrence at Allergan’s headquarters to explore whether Allergan might be interested in pursuing a strategic transaction.

On August 2, 2011, the Allergan Board convened a board meeting. Mr. Lawrence provided the Allergan Board with a summary of recent developments regarding communications with MAP and consideration of a possible acquisition of MAP. The Allergan Board requested senior management of Allergan to obtain additional information relating to a possible acquisition of MAP to be presented to the Allergan Board at a later date.

On August 25, 2011, the Allergan Board convened a special telephonic board meeting to consider the possible acquisition of MAP. Representatives from Goldman Sachs also participated at the meeting. The

Allergan Board authorized senior management of Allergan to proceed with negotiations with MAP regarding a possible acquisition of MAP.

On August 26, 2011, Mr. Pyott contacted Mr. Nelson and informed him that Allergan desired to make a proposal to acquire MAP and would convey that proposal shortly.

On August 29, 2011, Mr. Lawrence sent a letter signed by Mr. Pyott to Mr. Nelson proposing an acquisition of MAP by Allergan at a non-binding price of $21.00 per share in cash.

On September 2, 2011, Mr. Pyott and Mr. Nelson spoke via telephone. Mr. Nelson informed Mr. Pyott that he would be speaking with the MAP Board about the August 29, 2011 letter proposal. Mr. Pyott and Mr. Nelson agreed to schedule another call for September 6, 2011.

On September 6, 2011, Mr. Pyott and Mr. Nelson spoke via telephone. Mr. Nelson asked whether Allergan would be willing to increase the price to the $25.00 per share price that the parties had discussed in early 2011. Mr. Pyott informed Mr. Nelson that based on the current circumstances, Allergan would not increase the price to $25.00 per share.

On September 9, 2011, Mr. Pyott and Mr. Nelson spoke via telephone. After extensive discussion, Mr. Pyott agreed to increase Allergan’s non-binding proposal to $22.50 per share, subject to completion of satisfactory due diligence.

On September 13, 2011, Mr. Pyott and Mr. Nelson spoke via telephone. The parties discussed whether Allergan would be able to move forward with due diligence based on current price discussions. Mr. Pyott stated that, if Allergan were permitted to conduct due diligence, Allergan would consider whether it could find more value to support a potentially higher offer price.

On September 14, 2011, Mr. Lawrence spoke with Mr. Nelson via telephone. Mr. Nelson expressed discomfort with providing Allergan with access to due diligence materials without an understanding between the parties on price. On the same day, Mr. Pyott and Mr. Nelson spoke via telephone. Mr. Nelson expressed a desire for a bid of at least $24.00 per share. Mr. Pyott stated that Allergan would consider whether it could find more value to support a potentially higher offer price if Allergan were permitted to conduct due diligence.

On September 14, 2011, representatives of Gibson Dunn contacted representatives of Latham to discuss re-engaging in discussions relating to the merger agreement and due diligence matters.

On or about September 14, 2011, representatives of Allergan and representatives of Gibson Dunn were provided access to the electronic data room and thereafter conducted due diligence reviews.

On September 15, 2011, Gibson Dunn sent to Latham a revised draft of the merger agreement, which was revised from the January 17, 2011 draft.

On September 16, 2011, Latham provided to Gibson Dunn a revised draft of the tender and support agreement, which was revised from the January 17, 2011 draft.

On September 18, 2011, Latham sent a revised draft of the merger agreement to Gibson Dunn.

On September 19, 2011, Mr. Lawrence spoke with Mr. Nelson via telephone and informed him that Allergan needed to conduct further due diligence in order to be able to determine whether Allergan was willing to increase its previously communicated offer price. Mr. Lawrence said he would call Mr. Nelson the next day after Mr. Lawrence had conducted further analysis relating to the proposed acquisition.

On September 20, 2011, Mr. Pyott spoke with Mr. Nelson via telephone. Mr. Pyott reiterated that Allergan was willing to pay $22.50 per share on a non-binding basis, indicating that Allergan would not increase the offer price due to FDA approval risks related to LEVADEX® that Allergan determined existed at that time.

On September 26, 2011, the Allergan Board convened a board meeting. Senior management of Allergan updated the Allergan Board regarding the valuation impasse and the cessation of negotiations between Allergan and MAP.

On October 7, 2011, Mr. Pyott spoke with Mr. Nelson via telephone. Mr. Nelson asked whether Allergan was willing to increase the offer price above $22.50 per share. Mr. Pyott informed Mr. Nelson that Allergan was not prepared to increase the offer price above $22.50 per share. Mr. Nelson said he would again discuss the $22.50 offer price with the MAP Board and contact Mr. Pyott to inform him of MAP’s response.

On October 8, 2011, Mr. Nelson called Mr. Pyott to inform him that MAP would be willing to consider an acquisition of MAP by Allergan at a $22.50 per share price.

On October 13, 2011, Mr. Pyott and Mr. Nelson spoke via telephone. Mr. Pyott advised Mr. Nelson that the risk of FDA approval delays with respect to LEVADEX® were increasing and that Allergan was not prepared to proceed with an acquisition of MAP.

During the twelve month period beginning October 2011, senior management of Allergan continued to evaluate potential strategic transactions with MAP. The Allergan Board received periodic updates from senior management of Allergan regarding the Collaboration Agreements, LEVADEX® and further evaluations of a possible acquisition of MAP in light of continued interest by Allergan in the PCP opportunity and the increasing probability of obtaining FDA approval of LEVADEX®. On October 15, 2012, MAP re-submitted its LEVADEX® NDA. In light of the existing Collaboration Agreements, Allergan was involved in the resubmission and had become more knowledgeable with regard to prospects for FDA approval.

On October 29, 2012, the Allergan Board convened a special telephonic board meeting to again consider a possible acquisition of MAP. Representatives from Goldman Sachs also participated at the meeting. The Allergan Board authorized senior management of Allergan to negotiate with MAP regarding a possible acquisition.

On October 30, 2012, Mr. Pyott sent a letter, dated October 29, 2012, to Mr. Nelson proposing an acquisition of MAP at a non-binding price of $22.50 per share.

On November 21, 2012, MAP received a letter from the FDA with a notification that the NDA for LEVADEX® had been accepted for filing by the FDA, that the FDA classified the resubmission as complete and that the FDA had set a goal date of April 15, 2013 under the Prescription Drug User Free Act for notifying MAP whether LEVADEX® had been approved for commercialization.

On November 28, 2012, representatives of Centerview contacted Jeffrey Edwards, Executive Vice President, Finance and Business Development of Allergan, to discuss the October 30, 2012 letter, including the proposed price. The representatives of Centerview communicated to Mr. Edwards that MAP was willing to re-engage with Allergan on a possible sale process if Allergan was willing to increase its bid to $25.00 per share and to move expeditiously to complete its due diligence investigation and to finalize the definitive merger documents. Subsequent to the November 28 call, Mr. Edwards advised a representative of Centerview that Allergan was prepared to proceed with further negotiations and due diligence on a non-binding, preliminary basis of $25.00 per share.

On December 3-4, 2012, the Allergan Board convened a board meeting. Representatives from Goldman Sachs also participated at the meeting by telephone. Mr. Pyott provided an update regarding the negotiations with MAP, including that MAP was unwilling to accept the $22.50 per share offer. The Allergan Board approved senior management’s proposal to proceed on the basis of a non-binding price of $25.00 per share.

On December 5, 2012, Mr. Pyott sent a revised letter to Mr. Nelson proposing a non-binding price of $25.00 per share, provided that MAP agreed to negotiate exclusively with Allergan.

On December 6 and 7, 2012, Mr. Edwards and Mr. Lawrence discussed the exclusivity provision in the December 5, 2012 letter with representatives of Centerview. Allergan decided to proceed with negotiating the transaction with MAP without executing the December 5, 2012 letter and communicated this determination to representatives of Centerview on December 7, 2012. On December 7, 2012, a representative of Centerview sent Mr. Lawrence a draft of a confidentiality agreement, which contained a standstill provision that would restrict Allergan’s ability to acquire MAP in a non-negotiated transaction. On

December 8, 2012, Mr. Lawrence sent a revised draft of the confidentiality agreement to the representatives of Centerview, which draft reflected, among other things, the deletion of the standstill provision.

On December 9, 2012, a representative of Latham sent a revised confidentiality agreement to representatives of Gibson Dunn, which revised draft included a standstill provision. Representatives of Gibson Dunn informed a representative of Latham that Allergan was unwilling to execute the confidentiality agreement if it included a standstill provision.

During the week of December 10, 2012, Mr. Lawrence discussed with representatives of Centerview the exclusivity provision in the December 5, 2012 letter in conjunction with the standstill provision in the confidentiality agreement. On December 14, 2012, Mr. Lawrence stated that Allergan would be willing to agree to the standstill provision if Allergan were granted exclusivity. He noted that, alternatively, Allergan would be willing to forego exclusivity if the confidentiality agreement did not include a standstill provision.

On December 17, 2012, following numerous discussions, Allergan and MAP agreed that MAP would not be required to agree to enter into exclusive negotiations with Allergan, in exchange for which Allergan would not be bound by a standstill provision, and the parties entered into a new confidentiality agreement that superseded the January 10, 2011 confidentiality agreement.

On December 18, 2012, MAP provided representatives of Allergan and Gibson Dunn with access to the electronic data room. Representatives of Allergan and Gibson Dunn initiated detailed due diligence reviews. Representatives of Allergan also subsequently began conducting site visits of MAP facilities.

On December 24, 2012, Gibson Dunn sent a revised draft of the merger agreement to Latham. The draft was revised against the draft provided by Latham on September 17, 2011.

On January 2, 2013, Latham sent a revised draft of the merger agreement to Gibson Dunn. Representatives of Gibson Dunn and Latham negotiated the merger agreement during the next several weeks, which included negotiations regarding intellectual property representations and warranties, and termination fee and intervening event provisions. During this period, representatives of Gibson Dunn and Latham also discussed and negotiated the tender and support agreement.

On January 14, 2013, Gibson Dunn sent a revised draft of the tender and support agreement to Latham.

Over the next several days, representatives of Gibson Dunn and Latham continued to negotiate, among other items, the termination fee and intervening event provisions of the merger agreement. Late in the evening on January 20, 2013, Allergan and MAP and their respective counsel reached agreement on the terms of the merger agreement.

On January 20, 2013, Allergan in-house counsel distributed to members of the Allergan Board a copy of the proposed merger agreement in the form finally negotiated between Gibson Dunn and Latham, together with a copy of the negotiated form of the tender and support agreement and a form of unanimous written consent of the Allergan Board, for consideration by the Allergan directors.

On January 22, 2013, the Allergan Board, acting by unanimous written consent, unanimously approved (i) the Merger Agreement and the Tender and Support Agreement, (ii) the Offer and the Merger pursuant to the terms set forth in the Merger Agreement, (iii) the amount of consideration to be paid in the Offer and the Merger, and (iv) the commencement of the Offer at a price of $25.00 per share.

On January 22, 2013, following notification from Allergan that the Allergan Board had approved the Merger Agreement, the MAP Board convened a special telephonic meeting at which the MAP Board unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MAP stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that MAP stockholders accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law). A description of the reasons for the MAP Board’s approval of the Offer and the Merger is set forth in MAP’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to MAP stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

Following the closing of the trading markets on January 22, 2013, Allergan and MAP executed and delivered the Merger Agreement and Allergan, Purchaser, each of MAP’s directors and officers and a certain MAP stockholder executed the Tender and Support Agreement. Allergan, Purchaser and MAP issued a joint press release announcing the execution of the Merger Agreement following the closing of the trading markets on January 22, 2013.

On January 31, 2013, Purchaser commenced the Offer.

12.	Purpose of the Offer; Plans for MAP; Appraisal Rights.

Purpose of the Offer; Plans for MAP. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, MAP. The Offer is the first step in the acquisition of MAP and is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of MAP not purchased pursuant to the Offer or otherwise.

The Merger Agreement provides that after the Acceptance Time, and at all times thereafter, Allergan will be entitled to elect or designate a number of directors (rounded up to the next whole number) to the MAP Board equal to the product of the total number of directors on the MAP Board (giving effect to the directors elected or designated by Allergan) multiplied by the percentage that the aggregate number of Shares beneficially owned by Allergan, Purchaser, or any of their respective subsidiaries bears to the total number of Shares then outstanding. In such case, MAP has agreed to take all actions necessary or desirable to enable Allergan’s designees to be elected or appointed to the MAP Board in such number as is proportionate to Allergan’s, our and any of Allergan’s or our respective subsidiaries’ Share ownership. After the Acceptance Time, Allergan will also be entitled to request that MAP cause Allergan’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the MAP Board of, each committee of the MAP Board and each board of directors (and committee or similar body thereof) of each subsidiary of MAP, in each case, to the extent permitted by applicable law and the Marketplace Rules of NASDAQ. Allergan currently intends, promptly after consummation of the Offer, to exercise these rights and to designate officers or employees of Allergan or an affiliate of Allergan to serve as directors of MAP. Therefore, Allergan will obtain control over the management of MAP shortly after the Acceptance Time. However, prior to the Merger Effective Time, the approval of certain MAP directors then in office who were not elected or designated by Allergan will be required for MAP to authorize any termination or amendment of the Merger Agreement by MAP, or to effect certain other actions related to or in connection with the Merger. If we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge with and into MAP. We currently intend to consummate the Merger pursuant to the Merger Agreement as soon as possible after consummation of the Offer. Following the Merger, the directors of Purchaser will be the directors of MAP. See Section 13 — “The Transaction Documents — The Merger Agreement — Directors.”

Pursuant to the Merger Agreement, MAP has granted us an irrevocable option, exercisable only after the Acceptance Time and upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Allergan and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares then outstanding; provided, however, that the option shall not be exercisable unless (i) the Minimum Condition has been satisfied, and (ii) immediately after such exercise and the issuance of Shares pursuant to such option, we reasonably believe that we and Allergan will own, in the aggregate, at least 90% of the outstanding Shares (after giving effect to the issuance of such Shares) and provided, further, that the option will not, in any event, be exercisable for a number of Shares in excess of MAP’s then total authorized and unissued Shares, excluding any Shares that are reserved or otherwise committed for issuance. See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if we acquire at least 90% of the outstanding Shares, Allergan and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.”

Based on available information, we are conducting a detailed review of MAP and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of MAP during the pendency and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of MAP’s business, operations, capitalization and management with the goal of optimizing development of MAP’s potential in conjunction with Allergan’s existing businesses. Possible changes could include changes to MAP’s business, corporate structure, charter, bylaws, capitalization, board of directors, management or dividend policy. Except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters.

If we acquire Shares pursuant to the Offer, and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in MAP, Allergan and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired.

Appraisal Rights. Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger and instead of any consideration otherwise payable to such holder for Shares on the terms and subject to the conditions of the Merger Agreement or in connection with the Offer) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court, in its discretion, determines otherwise for good cause shown, such rate of interest will be 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Merger Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, MAP may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Allergan, Purchaser and MAP have agreed and acknowledged that in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the exercise of the Top-Up Option (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”), any issuance of the Top-Up Option Shares (as defined below under Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option”) or any delivery by Purchaser to MAP of a promissory note in payment for the Top-Up Option Shares.

The foregoing summary of the rights of dissenting MAP stockholders under the DGCL does not purport to be a statement of the procedures to be followed by any such stockholders desiring to exercise any appraisal rights. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL, which will be set forth in their entirety in the proxy statement or information statement filed by MAP for the Merger, unless the Merger is effected as a short-form merger, in which case such provisions will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only regarding your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares.

13.	The Transaction Documents.

The Merger Agreement.

The following summary of the Merger Agreement does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the SEC in connection with the Offer, which is hereby incorporated by reference into this Offer to Purchase and which you may examine and copy as set forth in Section 8 — “Certain Information Concerning MAP.” You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement controls. The following summary has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about MAP or Allergan in MAP’s or Allergan’s public reports filed with the SEC. In particular, the Merger Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to MAP or Allergan.

The representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Allergan, Purchaser and MAP and establishing the circumstances under which Allergan and Purchaser have the right not to consummate the Offer, or under which a party may have the right to terminate the Merger Agreement, rather than for the purpose of establishing matters of fact. Furthermore, information concerning the subject matter of such representations and warranties may change after the dates specified in the Merger Agreement, which subsequent information may not be reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts regarding MAP, Purchaser or Allergan.

The Offer. The Merger Agreement provides that Purchaser must make the Offer as promptly as practicable, and in any event within 7 business days, after the date of the Merger Agreement. Our obligation to accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and the satisfaction or waiver by Allergan or Purchaser of the other conditions, including the HSR Condition, set forth in Section 15 — “Conditions of the Offer.” We can waive certain conditions to the Offer without the consent of MAP. We cannot, however, amend or waive other conditions, including the Minimum Condition, without the prior written consent of MAP. The Merger Agreement provides that each MAP stockholder who tenders Shares in the Offer will receive $25.00 for each Share validly tendered and not properly withdrawn, net to the seller in cash, without interest and less any applicable withholding taxes. We have agreed that, unless otherwise contemplated in the Merger Agreement, or as previously approved by MAP in writing, we will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares sought to be purchased in the Offer;

•	amend or waive the Minimum Condition;

•	amend any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” in a manner adverse to the holders of the Shares; or

•	except as described below, extend the Offer.

Extensions of the Offer. If, on any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived by Allergan or us, and if the Merger Agreement has not been terminated pursuant to its terms, we (i) may, in our sole discretion and without consent of MAP, extend the Offer for successive periods of up to 20 business days per extension, and (ii) to the extent requested by MAP in writing prior to any scheduled Offer, will extend the Offer for successive periods of up to 20 business days per extension, in each case until all of the conditions are satisfied or waived. However, we do not have any obligation to extend the Offer if any condition to the Offer has not been satisfied or waived by Allergan or us on or prior to the Outside Date, beyond the Outside Date. In addition, if the Merger Agreement has not been terminated pursuant to its terms, we will extend the Offer for any period or periods of time required by any applicable law, or applicable rules, regulations, interpretations or positions of the SEC or its staff.

We will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of MAP, except if the Merger Agreement is terminated pursuant to its terms as described below under “— Termination.” If the Merger Agreement is terminated pursuant to its terms as described below under “— Termination,” Purchaser shall (and Allergan shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer.

The Merger Agreement obligates Purchaser (and Allergan to cause Purchaser), subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by Allergan or Purchaser of the other conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, as promptly as practicable after Purchaser is legally permitted to do so under applicable law, all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Subsequent Offering Period. The Merger Agreement permits Purchaser, following expiration of the Offer and in its sole discretion, to provide a Subsequent Offering Period of up to 10 business days in accordance with Rule 14d-11 under the Exchange Act if necessary to obtain sufficient Shares (including Shares issuable upon exercise of the Top-Up Option, as described below) to reach the Short-Form Threshold (as defined below). The length of any initial Subsequent Offering Period and each extension thereof, if provided, will be determined by Purchaser in its sole discretion; provided that the total Subsequent Offering Period may not exceed 10 business days.

Directors. The Merger Agreement provides that after the Acceptance Time, and at all times thereafter, Allergan will be entitled to elect or designate a number of directors (rounded up to the next whole number) to the MAP Board equal to the product of the total number of directors on the MAP Board (giving effect to the directors elected or designated by Allergan) multiplied by the percentage that the aggregate number of Shares beneficially owned by Allergan, Purchaser, or any of their respective subsidiaries bears to the total number of Shares then outstanding. After the Acceptance Time, MAP is required under the Merger Agreement, upon Allergan’s request, to cause Allergan’s designees to be elected or designated to the MAP Board, including by filling vacancies or newly created directorships on the MAP Board, promptly increasing the size of the MAP Board (including by amending MAP’s bylaws, if necessary) or promptly securing the resignations of such number of its incumbent directors. After the Acceptance Time, MAP, upon Allergan’s request, will also cause Allergan’s designees to serve on, and constitute the same percentage (rounded up to the next whole number) as is on the MAP Board of, each committee of the MAP Board and each board of directors (and committee or similar body thereof) of each subsidiary of MAP, in each case, to the extent permitted by applicable law and the Marketplace Rules of NASDAQ. After the Acceptance Time, MAP, upon Allergan’s request, will take all action necessary to be treated as a “controlled company,” as defined by NASDAQ Marketplace Rule 5615(c)(1), and will make all necessary filings and disclosures associated with such status. MAP’s obligations to appoint Allergan’s designees to the MAP Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

After Allergan’s designees are elected or appointed to, and constitute a majority of, the MAP Board, and before the Merger Effective Time, MAP will cause the MAP Board to maintain at least three directors who are members of the MAP Board on the date of the Merger Agreement, each of whom will be an

“independent director” as defined by Rule 5605(a)(2) of the Marketplace Rules of NASDAQ and eligible to serve on the audit committee of the MAP Board under the rules of the Exchange Act and the Marketplace Rules of NASDAQ, and at least one of whom will be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”). If any Continuing Director is unable to serve due to death, disability or resignation, MAP will take all necessary action so that the remaining Continuing Directors will be entitled to elect or designate another individual who satisfies the foregoing independence requirements to fill such vacancy, and such individual will be a Continuing Director.

After Allergan’s designees are elected or appointed to, and constitute a majority of, the MAP Board, and before the Merger Effective Time, in addition to any approvals of the MAP Board or the stockholders of MAP as may be required by applicable law or MAP’s certificate of incorporation or bylaws, the approval of a majority of the directors of the MAP Board then in office who were not designated by Allergan will be required to authorize:

•	any termination or amendment of the Merger Agreement by MAP;

•	any exercise or waiver of MAP’s rights, benefits or remedies under the Merger Agreement;

•	any amendment to MAP’s certificate of incorporation or bylaws, except as otherwise contemplated by the Merger Agreement; or

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any other action of the MAP Board under or in connection with the Merger Agreement if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect in any material respect the holders of Shares (other than Allergan or Purchaser).

If there are no Continuing Directors as a result of such individuals’ deaths, disabilities or resignations, then such actions may be effected by a majority vote of the entire MAP Board.

Top-Up Option. As part of the Merger Agreement, MAP granted to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions of the Merger Agreement, to purchase at a price per Share equal to the Offer Price an aggregate number of newly issued Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Allergan and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option shall not be exercisable unless (i) the Minimum Condition is satisfied, and (ii) immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares, Purchaser reasonably believes that the Short-Form Threshold (as defined below) would be reached and provided, further, that the Top-Up Option will not, in any event, be exercisable for a number of Shares in excess of MAP’s total authorized but unissued Shares at the time of Purchaser’s exercise of the Top-Up Option, excluding any Shares that are reserved or otherwise committed for issuance. So long as no provision of applicable law, judgment, order or decree prohibits the exercise of the Top-Up Option or the issuance of Top-Up Option Shares, or otherwise makes such exercise or issuance illegal, the Top-Up Option may be exercised on one or more occasions, in whole or in part, at any time following the Acceptance Time and prior to the earlier to occur of (i) the Merger Effective Time or (ii) the termination of the Merger Agreement.

If we exercise the Top-Up Option, we will pay MAP an amount equal to the aggregate par value of the Top-Up Option Shares in cash, with the remainder of the purchase price for the Top-Up Option Shares to be paid by delivery of a non-negotiable and non-transferable promissory note. The promissory note will bear interest at a rate of 5% per annum and will be secured by the Top-Up Option Shares, full recourse against Allergan and Purchaser and due one year from the date of issuance of the Top-Up Option Shares, and may be prepaid without premium or penalty.

Allergan and Purchaser may also acquire additional Shares after completion of the Offer through other transactions, including open market purchases. In any event, if Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, it will effect the Merger pursuant to the “short-form” merger provisions of the DGCL. Stockholders who do not sell their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL if those rights are perfected.

The Merger. The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into MAP. Following the Merger, the separate corporate existence of Purchaser will cease, and MAP will continue as the surviving corporation and a wholly-owned direct subsidiary of Allergan.

Under the terms of the Merger Agreement, at the Merger Effective Time, each Share issued and outstanding immediately prior to the Merger Effective Time will be automatically converted into the right to receive the price per Share paid in the Offer, payable in cash, net to the holder, without interest and less any applicable withholding taxes (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Allergan or Purchaser or any of their respective wholly-owned subsidiaries, (ii) Shares held in the treasury of MAP or owned by MAP and any wholly-owned subsidiaries of MAP and (iii) Dissenting Shares (as defined below). Each Share described under (i) or (ii) above will be cancelled and cease to exist, and no payment will be made with respect thereto.

Shares that are outstanding immediately prior to the Merger Effective Time and held by a stockholder who is entitled to demand, and properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration. Rather, the holders of such Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, for all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL or other applicable law, the right of the stockholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration. In any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable law, the surviving corporation in the Merger will not assert that the exercise of the Top-Up Option, any issuance of the Top-Up Option Shares or any delivery by Purchaser of the promissory note in connection therewith should be considered in connection with a determination of the fair value of the Dissenting Shares in accordance with Section 262(h) of the DGCL.

Holders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for MAP; Appraisal Rights — Appraisal Rights.”

Short-Form Merger Procedure. Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a “short-form” merger with that subsidiary without action or approval by the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if Allergan or Purchaser hold of record, pursuant to the Offer (including as a result of purchases by Purchaser during any Subsequent Offering Period or upon exercise of the Top-Up Option), in the aggregate, at least 90% of the total outstanding Shares (the “Short-Form Threshold”), MAP, Allergan and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, without a meeting of the stockholders of MAP in accordance with Section 253 of the DGCL.

Vote Required to Approve Merger; Stockholders Meeting. The MAP Board has approved the Merger Agreement, the Offer and the Merger. If the Short-Form Threshold is not met, then under the DGCL the holders of at least a majority of the outstanding Shares must vote to adopt the Merger Agreement in order to consummate the Merger. The Merger Agreement provides that if MAP stockholder approval is required, MAP will:

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prepare, file with the SEC, print and mail to its stockholders a proxy statement or information statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Merger and Merger Agreement for the Special Meeting (as defined below) as soon as practicable following the Acceptance Time;

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take all necessary action in accordance with the DGCL and MAP’s organizational documents to duly set a record date for, call, give notice of, convene and hold a meeting of MAP stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the Merger Agreement as promptly as practicable after the Acceptance Time; and

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use commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, from the MAP stockholders.

If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of MAP stockholders without the affirmative vote of any other MAP stockholder.

Treatment of MAP Stock Options, Restricted Stock, Restricted Stock Units; Stock Plans. The Merger Agreement provides that, immediately prior to the Merger Effective Time, each MAP stock option that is then unexpired and unexercised (each such stock option, a “MAP Option”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, the former holder thereof (subject, in certain cases, to delivery of an option termination agreement) will be entitled to receive an amount in cash (subject to any applicable withholding taxes or other taxes required by applicable law) equal to the product of (i) the total number of Shares previously subject to such MAP Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such MAP Option; provided, however, that holders of MAP Options granted under MAP’s 2004 Long-Term Incentive Plan must deliver a duly executed option termination agreement with respect to such MAP Options in order to receive such payment. If the exercise price per Share under any such MAP Option is equal to or greater than the Merger Consideration, then such MAP Option will be cancelled and no cash payment will be made to its holder.

The Merger Agreement provides that, prior to the Merger Effective Time, each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under MAP’s stock option plans will vest in full and all restrictions otherwise applicable to such unvested Share will lapse and such Share will be converted into the right to receive the Merger Consideration.

The Merger Agreement provides that, immediately prior to the Merger Effective Time, each outstanding restricted stock unit awarded pursuant to any MAP stock option plan (each such unit, a “MAP RSU”), whether or not then vested, will be cancelled and the holder thereof will be entitled to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the product of (i) the total number of Shares previously subject to such MAP RSU and (ii) the Merger Consideration. The holders of cancelled MAP RSUs will cease to have any further right to acquire Shares under their cancelled MAP RSUs.

The Merger Agreement provides that, after the Merger Effective Time, all MAP stock option plans will be terminated and no further MAP Options or other rights with respect to Shares will be granted thereunder.

The Merger Agreement further provides that offerings in progress as of the date of the Merger Agreement under MAP’s Employee Stock Purchase Plan (the “ESPP”) will continue, and the Shares will be issued to participants on the next scheduled purchase dates, as provided under, and subject to the terms and conditions of, the ESPP. Any offering in progress as of the Merger Effective Time will be shortened, and the “Exercise Date” (as defined in the ESPP) will be the business day immediately preceding the Merger Effective Time. Each then outstanding option under the ESPP will be exercised automatically on such

Exercise Date. In the Merger, any Shares under this provision will be converted automatically into the right to receive the Merger Consideration. In addition, the Merger Agreement provides that MAP will terminate the ESPP as of or prior to the Merger Effective Time.

Certificate of Incorporation, Bylaws, Directors and Officers. At the Merger Effective Time, the certificate of incorporation of MAP will be amended in its entirety in the form as set forth in Exhibit A of the Merger Agreement, and the bylaws of the surviving corporation in the Merger will be amended in its entirety in the form as set forth in Exhibit B of the Merger Agreement. Such certificate of incorporation and bylaws (as so amended), will be the certificate of incorporation and the bylaws of the surviving corporation of the Merger until thereafter amended as provided therein or by applicable law. From and after the Merger Effective Time, and until successors are duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation of the Merger, (i) the directors of Purchaser immediately prior to the Merger Effective Time will be the initial directors of the surviving corporation of the Merger and (ii) the officers of MAP immediately prior to the Merger Effective Time will be the initial officers of the surviving corporation of the Merger.

Representations and Warranties. In the Merger Agreement, MAP has made customary representations and warranties to Allergan and Purchaser, including representations relating to its organization and qualification, subsidiaries, capitalization, power and authority, non-contravention of organizational documents, laws or agreements, required filings and consents, permits, compliance with applicable laws, SEC filings and compliance with the Sarbanes-Oxley Act of 2002, financial statements, internal controls and disclosure controls and procedures, the inapplicability of state takeover laws and regulations, the absence of undisclosed liabilities, the absence of certain changes, employee benefit plans, labor and employment matters, material contracts, litigation, environmental matters, intellectual property, tax matters, insurance, real and personal property, regulatory matters, the opinion of its financial advisor with respect to the fairness of the Offer Price, the vote required for the adoption of the Merger Agreement and the approval of transactions contemplated thereby, finders’ and brokers’ fees, the absence of a stockholder rights plan or similar anti-takeover device, the absence of certain prohibited payments, related party transactions, conflict minerals, information to be included in the documents relating to the Offer, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by MAP with the SEC in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) and the Proxy Statement, and the absence of any additional representations to Allergan or Purchaser. Allergan and Purchaser have made customary representations and warranties to MAP with respect to, among other matters, their organization and qualification, power and authority, non-contravention of organizational documents, laws or agreements, required filings and consents, litigation, ownership of MAP capital stock, sufficiency of funds to complete the Offer and the Merger, ownership of Purchaser by Allergan, the absence of prior activities by Purchaser, the absence of management arrangements with officers, directors or affiliates of MAP, finders’ and brokers’ fees, information to be included in the documents relating to the Offer, the Schedule 14D-9 and the Proxy Statement, and the absence of any additional representations to MAP.

The representations and warranties contained in the Merger Agreement, some of which were made as of specific dates, are subject to certain limitations agreed upon by Allergan, Purchaser and MAP in the Merger Agreement, in some cases subject to a standard of materiality or material adverse effect provided for in the Merger Agreement, and are qualified by information in confidential disclosure schedules that were provided by each of MAP, on the one hand, and Purchaser and Allergan, on the other hand, in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.

Moreover, the representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Allergan, Purchaser and MAP, and establishing the circumstances under which Allergan and Purchaser have the right not to consummate the Offer, or under which a party may have the right to terminate the Merger Agreement, rather than establishing matters of fact. Furthermore, information concerning the subject matter of such representations and warranties may change after the dates specified in the Merger Agreement, which subsequent information may not be reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts regarding MAP, Purchaser or Allergan.

None of the representations and warranties in the Merger Agreement will survive the Merger Effective Time, and they cannot be the basis for claims under the Merger Agreement by either party after termination of the Merger Agreement except as a result of a willful and material breach or fraud.

Operating Covenants. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, MAP will, and will cause each of its subsidiaries to (unless otherwise consented to by Allergan or contemplated or required by the Merger Agreement), (i) conduct its operations in the ordinary course of business, (ii) use commercially reasonable efforts to preserve substantially intact the goodwill and current relationships of MAP and its subsidiaries with significant customers, significant suppliers and other persons with which MAP or any of its subsidiaries has significant business relations and (iii) use commercially reasonable efforts to preserve substantially intact its business organization.

The Merger Agreement also contains specific restrictive covenants which provide that, from the date of the Merger Agreement until the Merger Effective Time, subject to certain exceptions, including as permitted by the Merger Agreement, MAP and its subsidiaries will not directly or indirectly do, or agree to do the following, without Allergan’s prior consent:

•	amend or otherwise change (or permit to be amended or changed) its certificate of incorporation or bylaws or equivalent organizational documents;

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issue, sell, pledge, dispose of, grant, transfer or encumber (or authorize the same) any Shares or other equity interests, any securities convertible into, or exchangeable or exercisable for, or any options, warrants or other rights to acquire any such Shares or other equity interests or such convertible or exchangeable securities, or any other ownership interest, with certain exceptions;

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sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property or assets, except pursuant to existing contracts or commitments disclosed to Allergan, pursuant to the sale, purchase or licensing of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business consistent with past practice or licenses in the ordinary course of business consistent with past practice;

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declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock, with certain exceptions, or enter into any agreement with respect to the voting or registration of its capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities;

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merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate not in excess of $300,000;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person for borrowed money;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of MAP) in excess of $75,000 in the aggregate;

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terminate, cancel, or amend or waive any material contract, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a material contract, in each case other than in the ordinary course of business;

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make or authorize any capital expenditure in excess of MAP’s capital expenditure budget as disclosed to Allergan prior to the execution of the Merger Agreement, other than capital expenditures that are not, in the aggregate, in excess of $500,000;

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except to the extent required by (i) applicable law, (ii) the existing terms of any MAP benefit plan or (iii) existing contractual commitments or corporate policies with respect to severance or termination pay: (A) increase the compensation or benefits payable or to become payable (including the acceleration of vesting of such compensation and/or benefits) to its current or former directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in benefits, salaries or wages of employees); (B) grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by the terms of an existing collective bargaining agreement; (C) except as contemplated by the Merger Agreement, grant, accelerate the vesting of, or the lapsing of restrictions with respect to, any MAP Options or other stock-based compensation, (D) fail to make any material required contributions under any MAP benefit plan, or (E) except as contemplated by the Merger Agreement, hire or terminate the employment, or modify the contractual relationship of, any officer, employee or consultant, other than hirings or terminations in the ordinary course of business consistent with past practice;

•	forgive any loans to directors, officers, employees or any of their respective affiliates;

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make any material change in accounting policies, practices, principles, methods or procedures, other than as required by United States Generally Accepted Accounting Principles (“GAAP”) or by a governmental entity;

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compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including those relating to the Merger Agreement or the transactions contemplated thereby) other than in the ordinary course of business, and involving only the payment of monetary damages not in excess of $25,000 individually or $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by MAP or any of its subsidiaries;

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make any material tax election or settle or compromise any material liability for taxes or any material claim for a tax refund, make any change in any material method of tax accounting (except as required by law or to conform with a change permitted by the Merger Agreement), file any amended tax return involving a material amount of additional taxes (except as required by law) or waive or extend the statute of limitations in respect of the assessment or determination of material taxes;

•	write up, write down or write off the net book value of any assets, in the aggregate, in excess of $60,000 (except for depreciation and amortization in accordance with GAAP consistently applied);

•	pre-pay any long-term debt;

•	enter into any material joint venture or material statutory partnership;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

•	create any subsidiary; or

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing other than in the ordinary course of business.

Access to Information. From the date of the Merger Agreement until the Merger Effective Time and except as required pursuant to any confidentiality agreement or similar arrangement to which MAP or any of its subsidiaries is a party, the Merger Agreement provides that MAP will, and will cause each of its subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “MAP Representatives”), to (i) provide to Allergan, Purchaser and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Allergan Representatives”), access at reasonable times during normal business hours, and upon prior notice, to the officers, employees, agents, properties, offices and other facilities and to the books and records of MAP and its subsidiaries and (ii) furnish promptly to Allergan and the Allergan Representatives such other information concerning its business, properties, contracts, assets, liabilities, personnel, and other aspects of MAP and its subsidiaries as they may reasonably request.

No Solicitation. In the Merger Agreement, MAP has agreed that from the date of the Merger Agreement until the earlier of the Merger Effective Date or the termination of the Merger Agreement pursuant to its terms, it will not, and will cause its subsidiaries and the MAP Representatives not to, directly or indirectly:

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solicit, initiate, seek or knowingly encourage, induce or facilitate (or take any action to do the same) any inquiry, expression of interest, proposal or offer that constitutes, relates to or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

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enter into, participate in, maintain or continue any discussions or negotiations relating to, or that could reasonably be expected to lead to, any Acquisition Proposal with any person other than Allergan or Purchaser;

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furnish to any person other than Allergan or Purchaser any non-public information in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; or

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enter into any agreement, letter of intent or contract providing for the consummation of any or otherwise relating to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.

In addition, the Merger Agreement requires that MAP (i) immediately cease and cause to be terminated all existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, (ii) promptly after the date of the Merger Agreement, request the prompt return or destruction of all confidential information, documents and materials furnished to any person that has, in the 12 months prior to the date of the Merger Agreement, executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of MAP.

Notwithstanding the foregoing, if at any time after the date of the Merger Agreement and prior to the Acceptance Time, MAP receives an unsolicited bona fide written Acquisition Proposal (as defined below) from a third party and the MAP Board determines in good faith (i) after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (ii) after consultation with its outside counsel, that failure to take such actions would be inconsistent with its fiduciary duties to MAP stockholders under applicable law, MAP may (a) furnish information with respect to MAP and its subsidiaries to the person making such Acquisition Proposal pursuant to a confidentiality agreement containing confidentiality provisions that are no less favorable in the aggregate to MAP than those contained in the confidentiality agreement entered into by MAP and Allergan on December 17, 2012, described below under “— Confidentiality Agreement” (an

“Acceptable Confidentiality Agreement”) and (b) participate in discussions or negotiations with such person regarding such Acquisition Proposal; provided that MAP must promptly provide to Allergan any information that is provided to the person making such Acquisition Proposal that was not previously provided to Allergan.

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement, MAP will promptly (and in any event within 3 business days) provide Allergan with (i) an oral and written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or any request for information that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the person making any such inquiry, expression of interest, proposal, offer or request for information) it receives and (ii) a copy of each material written communication and a summary of each material oral communication between such person and MAP, any of its subsidiaries or any MAP Representative. MAP will promptly (and in any event within 3 business days) notify Allergan orally and in writing if it determines that it will begin providing information or to engage in negotiations concerning an Acquisition Proposal.

In addition, the Merger Agreement provides that the MAP Board (or any committee thereof) will not (i) withhold, withdraw or qualify, or modify in a manner adverse to Allergan the MAP Board Recommendation (as defined below), (ii) adopt, approve, recommend or otherwise declare advisable the adoption of any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of MAP’s stockholders or (iv) resolve or agree to take any such actions (each such action set forth in this paragraph being referred to as a “Change of Board Recommendation”) except as described below:

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the MAP Board may, at any time prior to the Acceptance Time, make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal if it has determined in good faith, after consultation with its outside legal counsel, that, in light of facts, events and/or circumstances that have developed since the date of the Merger Agreement and of which the MAP Board did not, as of the date of the Merger Agreement, have knowledge and that were not reasonably foreseeable after due inquiry of the MAP executive management team, in each case as of or immediately prior to the date of the Merger Agreement (taking into account the results of any negotiations with Allergan and any offer from Allergan as described under (y) and (z) of this paragraph) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the MAP Board to MAP stockholders under applicable law (it being agreed that any approval by the FDA of the LEVADEX® NDA (or any resubmission of such NDA or any other NDA relating to LEVADEX®) shall be deemed not to constitute an event that was not reasonably foreseeable by the MAP Board as of or immediately prior to the date of the Merger Agreement after due inquiry of MAP’s executive management team). However, the MAP Board may not make a Change of Board Recommendation pursuant to the foregoing unless (x) MAP has provided notice to Allergan of its intention to make a Change of Board Recommendation at least 3 business days in advance, (y) during those 3 business days, MAP has negotiated with Allergan (to the extent Allergan desires to negotiate) in good faith to make adjustments in the terms and conditions of the Merger Agreement in such a manner that would obviate the need to effect such Change of Board Recommendation and (z) Allergan has not within those 3 business days, made a written, binding and irrevocable offer to modify the terms and conditions of the Merger Agreement that the MAP Board has in good faith determined, after consultation with MAP’s outside legal counsel and financial advisor, would obviate the need to effect such Change of Board Recommendation; and

•

the MAP Board may, at any time prior to the Acceptance Time, make a Change of Board Recommendation with respect to a Superior Proposal (as defined below) or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if MAP receives an Acquisition Proposal that the MAP Board has determined in good faith, after consultation with MAP’s outside legal counsel and financial advisor, constitutes a

Superior Proposal (taking into account all of the adjustments to the terms and conditions of the Merger Agreement delivered to MAP pursuant to (ii) below, and provided that such Acquisition Proposal did not result from or arise in connection with a material breach by MAP or any MAP Representatives of the Merger Agreement) and the MAP Board has determined in good faith, after consultation with MAP’s outside legal counsel and financial advisor, that the failure to take such actions would be inconsistent with the fiduciary duties owed by the MAP Board to MAP stockholders under applicable law. However, the MAP Board will not terminate the Merger Agreement pursuant to the foregoing, unless in advance of or concurrently with such termination MAP pays the Breakup Fee, as defined below under “— Breakup Fee,” and otherwise complies with the applicable termination provisions of the Merger Agreement, as described below under “— Termination.” Furthermore, the MAP Board may not withdraw, modify or amend a MAP Board Recommendation in a manner adverse to Allergan or terminate the Merger Agreement pursuant to the foregoing unless (i) MAP has provided notice to Allergan of its intention to take such action with respect to such Superior Proposal at least 3 business days in advance, which notice must specify the material terms and conditions of such Superior Proposal and a copy of the relevant proposed transaction documents with the party making such Superior Proposal, and (ii) during those 3 business days, MAP has negotiated with Allergan in good faith (to the extent Allergan desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Following any material revision to a Superior Proposal, the procedures described above will apply anew, except that MAP will only be required to give notice to Allergan one business day in advance, rather than 3 business days.

The Merger Agreement also provides that nothing therein will prohibit the MAP Board from (i) disclosing to MAP stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or (ii) making any disclosure to MAP stockholders that the MAP Board determines to make in good faith, after consultation with legal counsel, in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable law; provided that the content of any such disclosure will be governed by the terms of the Merger Agreement, and that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a Change of Board Recommendation unless the MAP Board expressly reaffirms the MAP Board Recommendation in such disclosure.

MAP has agreed in the Merger Agreement that any violation of the restrictions described in this Subsection “— No Solicitation” by any of the MAP Representatives will be deemed a breach of the Merger Agreement by MAP and that such violation will be deemed a material breach of the Merger Agreement.

“Acquisition Proposal” means any offer, inquiry or proposal concerning or relating to, or that could reasonably be expected to lead to, any (a) merger, consolidation, reorganization, tender offer, self-tender, exchange offer, recapitalization, liquidation, dissolution or other business combination or similar transaction involving MAP, (b) license, joint venture, partnership or other similar transaction involving or with respect to LEVADEX® or the TEMPO device, (c) sale, lease, license or other disposition of assets of MAP (including equity interests of any of its subsidiaries) or any subsidiary of MAP representing 25% or more of the consolidated assets of MAP and its subsidiaries, (c) issuance or sale by MAP of equity interests representing 25% or more of the voting power of MAP, (d) transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 25% or more of the voting power of MAP or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).

“MAP Board Recommendation” means the MAP Board’s recommendation to MAP’s stockholders to accept the Offer, tender their Shares to Purchaser in the Offer and, to the extent required under Delaware law, adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger.

“Superior Proposal” means a bona fide Acquisition Proposal (except the references therein to “25%” are replaced with “50%”) made by a third party that in the good faith judgment of the MAP Board (after consultation with outside counsel and its financial advisor), taking into account all factors that MAP deems relevant (including the existence of financing conditions to the consummation of such Acquisition Proposal, the need for financing and the conditionality of any financing commitments), would, if consummated, result in a transaction that is more favorable to MAP’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Allergan pursuant to the Merger Agreement and as summarized above).

Offer Documents. Subject to the terms and conditions of the Merger Agreement, Allergan and Purchaser, on the one hand, and MAP, on the other hand, will promptly correct any information provided by it for use in the Schedule TO and this Offer to Purchase, the form of Letter of Transmittal and the form of summary advertisement included as exhibits thereto (collectively, together with any amendments and supplements thereto, the “Offer Documents”) or the Schedule 14D-9, if and to the extent that it becomes false or misleading in any material respect or as otherwise required by applicable law. Allergan and Purchaser have agreed to cause the Schedule TO and the Offer Documents, as so corrected, and MAP has also agreed to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Allergan and Purchaser, on the one hand, and MAP, on the other hand, have also agreed to promptly notify each other upon the receipt of any oral or written comments from the SEC or its staff to the Schedule TO or the Offer Documents, or the Schedule 14D-9, as applicable, and any oral or written responses thereto, and to give each other and their counsel a reasonable opportunity to participate in any written response to those comments.

Third-Party Consents and Regulatory Approvals. MAP and Allergan have agreed in the Merger Agreement to use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Allergan or MAP or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger and (iii) as promptly as reasonably practicable, and in any event within 10 business days after the date of the Merger Agreement, make all necessary filings, and any other required submissions, and pay any fees due, with respect to the Merger Agreement, the Offer and the Merger required under (a) the Exchange Act, and any other applicable federal or state securities laws, (b) the HSR Act and (c) any other applicable law. MAP and Allergan have also agreed to give (or cause their respective subsidiaries to give) any notices to third parties, and to use and cause their respective subsidiaries to use their commercially reasonable efforts to timely obtain any third party consents, that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement or required to be disclosed in the disclosure schedules that were provided by each of MAP on the one hand, and Purchaser and Allergan on the other hand, in connection with the signing of the Merger Agreement; provided, however, that neither MAP nor any of its subsidiaries will commit to the payment of any fee, penalty or other consideration in excess of $10,000 or make any other material concession, waiver or amendment under any contract in connection with obtaining nay consent without the prior written consent of Allergan.

Additionally, MAP, Allergan and Purchaser have each agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission (the “FTC”), the Department of Justice (the

“DOJ”) or any other governmental entity regarding the Offer or the Merger. Each of MAP, Allergan and Purchaser has agreed to consult and cooperate with the other parties and to consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. In addition, except as may be prohibited by any governmental entity or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding, each of MAP, Allergan and Purchaser has agreed to permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection therewith.

MAP, Allergan and Purchaser have also agreed to (i) cooperate and coordinate with each other in the making of any filings or submissions required under any applicable competition laws or requested by any governmental entity in connection with the transactions contemplated by the Merger Agreement, (ii) supply each other or their outside counsel with any information that may be required or requested by any governmental entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other governmental entities in which any such filings or submissions are made under any applicable competition laws as promptly as practicable, (iv) use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under any applicable competition laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement.

Further, pursuant to the Merger Agreement, MAP, Allergan and Purchaser have agreed to use commercially reasonable efforts to resolve any objections asserted with respect to the transactions contemplated by the Merger Agreement by the FTC, the DOJ or other governmental entities or any private party as violative of any competition law or that would otherwise prevent materially impede or materially delay the consummation of such transactions, including by (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any non-material assets or business of MAP or its subsidiaries taken as a whole and (ii) otherwise taking or committing to take any actions that after the closing of the Merger would not materially limit the freedom of action of Allergan or its subsidiaries (including the surviving corporation of the Merger) with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the surviving corporation of the Merger) businesses, material product lines or assets, in each case as may be required in order to resolve such objections or suits prior to the Expiration Date. However, neither MAP nor Allergan (nor, in each case, any of their respective subsidiaries or affiliates) will be obligated to, and MAP will not without Allergan’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a governmental entity to sell, hold separate, dispose of any assets or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on MAP or any of its subsidiaries or on Allergan or any of its subsidiaries or affiliates, as the case may be, and only in the event the closing of the Merger occurs.

Pursuant to the Merger Agreement, and subject to the provisions above, if any governmental entity issues an order, decree, injunction or ruling or takes any other action enjoining or otherwise preventing the consummation of the Offer or the Merger, or if any other administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party that challenges, or seeks to prohibit, prevent or restrict the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, then (i) MAP, Allergan and Purchaser, at their sole cost and expense, have agreed to use commercially reasonable efforts to have vacated, lifted, reversed or overturned any such order, decree, injunction or ruling and defend, contest and resist any such action or proceeding, and (ii) each of MAP, Allergan and Purchaser has agreed to cooperate in a commercially reasonable manner with each other in connection therewith.

Certain Notices. Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, MAP shall provide Allergan with (i) advance written notice of MAP’s intent to submit a major amendment to or resubmission of the new drug application relating to LEVADEX® at least 20 business days prior to the date that MAP submits such major amendment to the extent that such major amendment is reasonably expected to delay the timeline for FDA review of such new drug application, (ii) a copy of such major amendment at least 5 business days prior to submission to the FDA, (iii) except as may be prohibited by any governmental entity or by any law, any communications with the FDA with respect to LEVADEX® that may reasonably be deemed to impact or potentially impact, in any material respect, LEVADEX® or FDA approval, including any communication that is reasonably expected to delay the timeline for FDA review of the LEVADEX NDA, and (iv) a reasonable opportunity to review and comment on any major amendment, with such review and comment to occur within the 5 business day period after Allergan receives such major amendment as contemplated in clause (ii) above and on any communication or proposed response to any communication or proposed response to any communication with the FDA referenced in clause (iii) above.

Employee Benefit Matters. Pursuant to the Merger Agreement, from and after the closing of the Merger, Allergan shall provide MAP employees who remain employed by Allergan following the closing of the Merger compensation opportunities and types of benefits that are substantially comparable in the aggregate (excluding equity-based compensation) to those provided to similarly situated employees of Allergan, pursuant to compensation and benefit plans sponsored by Allergan or its affiliates. Except as expressly provided in Section 5.7(a) of the Merger Agreement, nothing in Section 5.7(a) of the Merger Agreement is intended to limit the right of Allergan, Purchaser, or the surviving corporation of the Merger to (i) terminate the employment of any MAP employee at any time, (ii) change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (iii) change or modify the terms or conditions of employment for any of their employees.

The Merger Agreement provides that MAP will (upon Allergan’s request) terminate MAP’s qualified defined contribution retirement plan effective as of the day before the date of the closing of the Merger.

Allergan will, or cause the surviving corporation to, recognize all service of MAP employees with MAP or its subsidiaries for purposes of vesting, eligibility to participate, and level of benefits under all of Allergan’s benefit plans in which such MAP employees may be eligible to participate after the closing of the Merger, including, but not limited to accrual of vacation using Allergan’s vacation policy, except that prior service with MAP or any of its subsidiaries will not be recognized for purposes of eligibility to receive the employer contribution (other than any employer matching contributions) into the defined contribution retirement plan or tuition reimbursement sponsored by Allergan. In addition, for purposes of each of Allergan’s benefit plans providing medical, dental, pharmaceutical or vision benefits, Allergan will cause (i) all pre-existing condition exclusions and actively-at-work requirements (except for life, disability and accidental death and dismemberment insurances) to be waived for the MAP employees and their covered dependents, and (ii) any eligible expenses incurred by any MAP employee and his or her covered dependents prior to his or her participation in the corresponding benefit plan of Allergan to be taken into account under such benefit plan for purposes of satisfying all deductible and maximum out-of-pocket requirements for the applicable plan year, in each case as permitted by the terms and conditions of Allergan’s benefit plans.

Furthermore, the Merger Agreement provides that, after Purchaser accepts for payment Shares tendered in the Offer, Allergan will cause MAP or the surviving corporation of the Merger to honor, in accordance with their terms, all individual employment, severance and change of control agreements between MAP and any of its employees, including bonuses and/or incentive compensation, in existence on the date of the Merger Agreement, unless such agreements are superseded by agreements with Allergan.

The provisions in the Merger Agreement relating to the foregoing shall be binding upon and inure solely to the benefit of each of the parties to the Merger Agreement and are not intended to confer upon any other person (including but not limited to MAP employees) any rights or remedies of any nature whatsoever under or by reason of such provisions.

The Merger Agreement provides that if MAP enters into additional compensation arrangements after the date of the Merger Agreement and prior to the Merger Effective Time in compliance with the Merger Agreement, the compensation committee of the MAP Board will promptly approve such arrangements as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and take all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such MAP compensation arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

Indemnification and Insurance. The Merger Agreement provides that, for 6 years from and after the Merger Effective Time, Allergan and the surviving corporation of the Merger will indemnify and hold harmless all past and present directors, officers and employees of MAP (the “Covered Persons”) to the same extent they are indemnified as of the date of the Merger Agreement pursuant to applicable law, MAP’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date of the Merger Agreement with any Covered Person arising out of acts or omissions in their capacity as directors, officers or employees of MAP or any of its subsidiaries occurring at or prior to the Merger Effective Time. Allergan and the surviving corporation of the Merger will also maintain the advancement of expenses provisions of MAP’s and any of its subsidiaries’ certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date of the Merger Agreement; provided, however, that any Covered Person to whom expenses are advanced undertakes to repay such advanced expenses to Allergan and the surviving corporation within 5 business days if it is ultimately determined that such Covered Person is not entitled to indemnification under this provision. In addition, for a period of 6 years from and after the Merger Effective Time, Allergan will cause the certificate of incorporation and bylaws of the surviving corporation of the Merger to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of the Covered Persons for periods at or prior to the Merger Effective Time than are set forth in MAP’s certificate of incorporation and bylaws. Allergan will cause the indemnification agreements, if any, in existence on the date of the Merger Agreement with any Covered Person to continue in full force and effect in accordance with their terms following the Merger Effective Time.

The Merger Agreement further provides that, for 6 years from and after the Merger Effective Time, Allergan will cause the surviving corporation of the Merger to maintain for the benefit of MAP’s directors and officers as of the date of the Merger Agreement and as of the Merger Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Merger Effective Time (the “D&O Insurance”) that is substantially equivalent to (and, in any event not less favorable in the aggregate) than MAP’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, the surviving corporation of the Merger will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement.

Conditions of the Offer. See Section 15 — “Conditions of the Offer.”

Conditions to the Merger. The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Merger Effective Time:

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the Merger Agreement has been adopted, and the Merger has been approved by the affirmative vote of the holders of outstanding Shares representing at least a majority of the voting power of the outstanding Shares entitled to vote, if required by applicable law;

•

the Shares validly tendered and not withdrawn pursuant to the Offer have been accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement; provided, however, that neither Allergan nor Purchaser will be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser has failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer; and

•

the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity or any other legal restraint or prohibition and there is not in effect any law enacted, promulgated or deemed applicable to the Merger by any governmental entity preventing the consummation of the Merger.

Termination. The Merger Agreement may be terminated and the Merger may be abandoned (whether before or after approval of the Merger by MAP’s stockholders):

(i) by mutual written consent of Allergan and MAP, by action by their respective boards of directors, at any time prior to the Merger Effective Time;

(ii) by MAP:

a.	if Allergan or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by February 11, 2013, subject to certain exceptions;

b.	at any time prior to the Acceptance Time, in order to accept a Superior Proposal in accordance with the Merger Agreement; or

c.	at any time prior to the Acceptance Time, if any representation or warranty of Allergan or Purchaser in the Merger Agreement was untrue or inaccurate as of the date of the Merger Agreement or becomes untrue or inaccurate, or Allergan or Purchaser breaches or fails to perform any of its respective covenants or agreements set forth in the Merger Agreement and such breach or failure to perform has or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon Allergan’s or Purchaser’s ability to consummate the Merger or the Offer, and either such untruth, inaccuracy or breach is incapable of being cured or is not cured in all material respects within 30 days after written notice from MAP was received by Allergan or Purchaser; provided, that MAP will not be permitted to terminate the Merger Agreement if any material covenant of MAP in the Merger Agreement has been breached in any material respect and such breach has not been cured in all material respects or any of the representations and warranties of MAP contained in the Merger Agreement has been breached and has not been cured in all material respects;

(iii) by either MAP or Allergan if:

a.	the Offer expires as a result of the non-satisfaction of any condition to the Offer described in Section 15 — “Conditions of the Offer,” or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, subject to certain exceptions;

b.	any court of competent jurisdiction or other governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Merger Effective Time, the Merger, and such order, decree, ruling or other action becomes final and nonappealable; or

c.	the Acceptance Time has not occurred on or before the Outside Date; and

(iv) by Allergan at any time prior to the Acceptance Time, if:

a.

any representation or warranty of MAP was untrue or inaccurate as of the date of the Merger Agreement or becomes untrue or inaccurate, or MAP breaches or fails to perform any of its covenants or agreements set forth in the Merger Agreement, in either case such that any condition set forth in Section 15 — “Conditions of the Offer” is not or would be reasonably likely not to be satisfied, and either such untruth, inaccuracy or breach is incapable of being cured or is not cured in all material respects within 30 days after written notice from Allergan or Purchaser was received by MAP; provided, that Allergan will not be permitted to terminate the Merger Agreement if any material covenant of Allergan or Purchaser in the Merger Agreement has been breached in any material respect and such breach has not been cured in all material respects or any of the representations and warranties of Allergan and/or Purchaser contained in the Merger Agreement has been breached and has not been cured in all material respects; or

b.	if a Triggering Event (as defined below) occurs.

Notwithstanding the foregoing provisions, the right to terminate the Merger Agreement as described under clauses (ii)(a), (iii)(a) and (iii)(c) above will not be available to a party if such party’s material breach of the Merger Agreement has been the primary cause or primarily resulted in the specified event or circumstance that otherwise would have created the right to terminate.

For purposes of the Merger Agreement, a “Triggering Event” will be deemed to have occurred if: (i) the MAP Board has effected a Change of Board Recommendation; (ii) MAP has failed to include in the Schedule 14D-9 the MAP Board Recommendation or a statement to the effect that the MAP Board has determined that each of the Offer and the Merger is in the best interests of MAP’s stockholders; (iii) the MAP Board has publicly recommended to its stockholders any Acquisition Proposal; (iv) MAP has entered into any letter of intent or any contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement under the circumstances contemplated by, and in accordance with, the provisions in the Merger Agreement); or (v) a tender or exchange offer relating to securities of MAP has been commenced, and MAP has not sent to its securityholders, by the earlier of (a) 10 business days after the commencement of such tender or exchange offer or (b) if such tender or exchange offer commences during the period beginning ten business days prior to the Outside Date, (x) the date that is three days prior to the Outside Date in the event such tender or exchange offer commences on or prior to the third business day prior to the Outside Date, or (y) the date that is one day prior to the Outside Date in the event such tender or exchange offer commences after the date that is three business days prior to the Outside Date, a statement disclosing that MAP recommends rejection of such tender or exchange offer.

In the event of termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and there will be no liability or obligation on the part of any party to the other parties, except with respect to (i) any liability arising out of Allergan’s obligation to comply with the Confidentiality Agreement (as defined below under “— Confidentiality Agreement”), (ii) the Merger Agreement’s provisions relating to public announcements, (iii) the obligation to pay termination fees, as described below under “ — Breakup Fees” and (iv) the Merger Agreement’s general provisions, or with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements in the Merger Agreement, or based on fraud.

Breakup Fee. In the event that:

(i) the Merger Agreement is terminated by Allergan pursuant to clause (iv)(b) of the Subsection titled “— Termination” above or by MAP pursuant to clause (ii)(b) of the Subsection titled “— Termination” above, MAP will pay to Allergan, concurrent with such termination, in the case of termination by MAP, or within 2 business days thereafter, in the case of termination by Allergan, a termination fee of $36,000,000 (the “Breakup Fee”).

(ii) the Merger Agreement is terminated by MAP or Allergan pursuant to clause (iii)(c) of the Subsection titled “— Termination” above and, prior to the date of termination of the Merger Agreement, an Acquisition Proposal has been made directly to MAP’s stockholders, otherwise publicly disclosed or otherwise publicly communicated to senior management of MAP or the MAP Board, and, within one year of the termination of the Merger Agreement (i) such Acquisition Proposal is consummated, (ii) MAP enters into a definitive written agreement providing for the consummation of such Acquisition Proposal and such Acquisition Proposal is subsequently consummated (whether consummated before or after such anniversary) or (iii) the MAP Board recommends or submits an Acquisition Proposal to its stockholders for adoption and such transaction is subsequently consummated (whether consummated before or after such anniversary), which, in each case, need not be the same Acquisition Proposal that has been made, publicly disclosed or communicated prior to termination of the Merger Agreement, then, concurrent with such consummation, MAP will pay Allergan the Breakup Fee (provided, that for purposes of this clause (ii) the term “Acquisition Proposal” has the meaning assigned to such term in the Subsection titled “— No Solicitation” above, except that the references to “25%” shall be deemed to be references to “50%”).

Fees and Expenses. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such expenses, other than with respect to payment of any Breakup Fee.

Amendment. Any provision of the Merger Agreement may be amended (subject to the applicable provisions in the Merger Agreement) prior to the Merger Effective Time by action taken by or on behalf of the parties’ respective boards of directors and by an instrument in writing signed by the parties thereto, provided, however, that, after approval of the Merger by MAP’s stockholders, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders, without approval of such stockholders in accordance with applicable law.

Waiver. Allergan and Purchaser, on the one hand, and MAP, on the other hand, may, at any time prior to the Merger Effective Time (subject to the applicable provisions in the Merger Agreement) (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured breaches of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement; provided, however, that after any approval of the Merger Agreement by MAP’s stockholders, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of MAP’s stockholders under the Merger Agreement without the approval of such stockholders. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The Tender and Support Agreement.

In connection with the Merger Agreement, on January 22, 2013, Allergan and Purchaser entered into the Tender and Support Agreement with the Tendering Stockholders, pursuant to which the Tendering Stockholders have agreed to validly tender into the Offer an aggregate of 3,312,176 Shares held by them, which represented approximately 9.36% of all outstanding Shares on such date. The following summary description of the Tender and Support Agreement does not purport to be a complete description of the terms and conditions of the Tender and Support Agreement and is qualified in its entirety by reference to the Tender and Support Agreement, a copy of which is attached as an exhibit to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning MAP” above. You are encouraged to read the full text of the Tender and Support Agreement. In the event of any discrepancy between the terms of the Tender and Support Agreement and the following summary, the Tender and Support Agreement controls.

Pursuant to the Tender and Support Agreement, the Tendering Stockholders have agreed to (i) be present, in person or by proxy, at any annual or special MAP stockholder meeting, or at any adjournment or postponement thereof and (ii) to vote the all Shares as to which the Tendering Stockholders have voting power (to the extent such Shares have not been purchased in the Offer prior to the record date in respect of such vote): (a) in favor of the adoption of the Merger Agreement; (b) in favor of any proposal to adjourn such meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the meeting is held; and (c) against any proposal that could reasonably be expected to, directly or indirectly, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Offer or Merger, against any Acquisition Proposal or action in furtherance of any Acquisition Proposal, and against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any of the Tendering Stockholders’ covenants, representations, warranties, or other obligations or agreements under the Tender and Support Agreement, or of any of MAP’s covenants, representations, warranties, or other obligations or agreements under the Merger Agreement.

In addition, the Tendering Stockholders have agreed to validly tender the Shares beneficially owned by them in the Offer, including any additional Shares that they may acquire after the date of the Tender and Support Agreement. The Tendering Stockholders may not withdraw any Shares tendered in the Offer pursuant to the Tender and Support Agreement unless and until (i) we terminate the Offer in accordance with the terms in the Merger Agreement or (ii) the Tender and Support Agreement is terminated in accordance with its terms.

The Tender and Support Agreement allows certain of the Tendering Stockholders who, as of the date of the Tender and Support Agreement, are parties to a written plan for trading Shares in accordance with Rule 10b5-1 under the Exchange Act (each, a “10b5-1 Plan”), to sell pursuant to such Tendering Stockholder’s 10b5-1 Plan up to that number of Shares indicated on Schedule A to the Tender and Support Agreement as permitted to be sold under such 10b5-1 Plan, which Shares will be those issued upon the exercise of stock options outstanding as of the date of the Tender and Support Agreement or Shares outstanding as of the date of the Tender and Support Agreement, as the case may be, solely as specified in Schedule A to the Tender and Support Agreement. Pursuant to this provision and in accordance with the 10b5-1 Plans, since the date of the Tender and Support Agreement, a total of 149,620 Shares issued upon the exercise of stock options and an additional 20,000 Shares outstanding as of the date of the Tender and Support Agreement have been sold by the Tendering Stockholders. As a result of such exercises and sales, and the vesting of certain MAP RSUs, as of January 30, 2013 an aggregate of 3,315,722 outstanding Shares, representing approximately 9.32% of all outstanding Shares are subject to the Tender and Support Agreement.

The Tendering Stockholders have irrevocably appointed Allergan as their attorney-in-fact and proxy for and in their name, place and stead, to attend and represent the Tendering Stockholders at, all MAP stockholder meetings, to vote, or issue instructions to the record holder to vote, the Tendering Stockholders’ Shares in accordance with the provisions described above, and to grant or withhold, or to issue instructions to the record holder to grant or withhold, all written consents with respect to such Shares at any MAP stockholder meeting.

During the term of the Tender and Support Agreement, except as otherwise provided therein, the Tendering Stockholders have agreed not to do or consent to any of the following without prior written consent of Allergan:

•	grant any proxies, powers of attorney or rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any of the Tendering Stockholders’ Shares;

•

sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any of the Tendering Stockholders’ Shares, with certain limited exceptions to permitted transferees who agree to be bound by the Tender and Support Agreement;

•	otherwise permit any liens to be created on any Tendering Stockholders’ Shares; or

•	enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any of the Tendering Stockholders’ Shares.

The Tender and Support Agreement will automatically terminate on the earliest of: (i) the Merger Effective Time; (ii) the termination of the Tender and Support Agreement by written notice from Allergan to the Tendering Stockholders; (iii) the occurrence of a Triggering Event; (iv) the termination of the Merger Agreement in accordance with its terms; and (v) the date of any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to the stockholders of MAP pursuant to the terms of the Merger Agreement.

The Confidentiality Agreement.

On December 17, 2012, Allergan and MAP entered into a confidentiality agreement (the “Confidentiality Agreement”) in connection with Allergan’s consideration of a possible transaction with or involving MAP. Under the Confidentiality Agreement, Allergan agreed, subject to certain exceptions, to keep confidential certain non-public information relating to MAP. The foregoing summary description of the Confidentiality Agreement does not purport to be a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as an exhibit to the Schedule TO.

14.	Dividends and Distributions.

As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, MAP has agreed that it will not, and will cause its subsidiaries not to (i) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or any other securities, (ii) declare, set aside, make or pay any dividend or other distribution (other than dividends paid by a wholly-owned subsidiary of MAP to MAP or to another wholly-owned subsidiary of MAP), or enter into any agreement with respect to the voting or registration of its capital stock, or (iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any Shares, or other equity interests, or securities convertible into, or exchangeable or exercisable for, any Shares or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of MAP or any of its subsidiaries (except pursuant to the exercise of MAP Options or MAP RSUs pursuant to MAP’s stock option plans in the ordinary course of business consistent with past practices, or pursuant to the ESPP).

15.	Conditions of the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any validly tendered Shares, and may delay acceptance for payment of or, subject to the restrictions referred to above, payment for, any validly tendered Shares, if:

(i) (a) at the Expiration Date, the Minimum Condition is not satisfied, (b) at or prior to the Expiration Date, the HSR Condition is not satisfied or (c) any other approvals, consents or authorizations of any governmental entity, which if not obtained would reasonably be expected to lead such governmental entity to initiate a suit, action or proceeding seeking the type of relief described in clauses (A) through (D) of paragraph (a) below (collectively, the “Other Required Governmental Approvals”) have not been obtained or any waiting period (or extension thereof) or mandated filing has not lapsed or been made at or prior to the Expiration Date; or

(ii) at the Expiration Date, any of the following conditions exist or has occurred and is continuing:

a.

there shall be pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Allergan, Purchaser, MAP or any subsidiary of MAP (A) challenging the acquisition by Allergan or Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Allergan or Purchaser, or otherwise to render Allergan or Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership, control or operation by Allergan, MAP or any of their respective subsidiaries, of all or any material portion of the business conducted by MAP or its subsidiaries in the design, development, research, use and manufacture of LEVADEX® and the TEMPO device (the “Business”) or the businesses or assets of Allergan and its subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger, or otherwise seeking to compel Allergan or any of its subsidiaries to divest, dispose of, license or hold separate any material portion of the Business or the businesses or assets of Allergan and its subsidiaries, taken as a whole, as a result of or in connection with the Offer or the Merger or (D) seeking to prohibit or impose material limitations on the ability of Allergan or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to MAP’s stockholders;

b.	there shall be any law enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a governmental entity to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, that (A) is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (a) above, or (B) has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

c.	(A) any representation or warranty of MAP contained in Sections 3.1(c), 3.2 or 3.3 of the Merger Agreement fails to be true and correct in all material respects, as of the date of the Merger Agreement or as of Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (B) any other representation or warranty of MAP contained in the Merger Agreement (without giving effect to any references to any MAP Material Adverse Effect (as defined below) or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) fails to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of any representations or warranties of MAP contained in the Merger Agreement to be true or correct, a MAP Material Adverse Effect; provided, however, if either the total number of Shares set forth in clause (i) of the first sentence of Section 3.2(a) of the Merger Agreement, or the total number of Shares subject to any of the aggregate outstanding MAP Options, MAP RSUs and/or the ESPP, respectively, set forth in clause (i), (ii) and (iii) of the first sentence of Section 3.2(b) of the Merger Agreement, in each case as of the date of the Merger Agreement, exceeds the respective actual numbers thereof as of such date by more than 707,580 Shares, such representations and warranties in Section 3.3 of the Merger Agreement shall be deemed to fail to be true and correct in all material respects;

d.	MAP shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement;

e.	since the date of the Merger Agreement, any fact, change, event, development or circumstance shall have occurred, arisen or come into existence, or any worsening thereof, and which has, individually or in the aggregate with all such other facts, changes, events, developments or circumstances so occurring, arising or coming into existence, or the worsening thereof, had or would reasonably be expected to have a MAP Material Adverse Effect;

f.	Purchaser shall have failed to receive a certificate of MAP, executed by an executive officer of MAP, dated as of the Expiration Date, certifying that the conditions set forth in paragraphs (ii)(c) and (ii)(d) above have not occurred; or

g.	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Allergan and Purchaser, may be asserted by Allergan or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Allergan or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement. The failure by Allergan or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Under the terms of the Merger Agreement however, unless otherwise contemplated by the Merger Agreement or as previously approved by MAP in writing, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in this Section 15 in a manner adverse to the holders of Shares or (vi) extend the Offer in a manner other than in accordance with the relevant provisions of the Merger Agreement.

For purposes of the Merger Agreement, the term “MAP Material Adverse Effect” means any change, event, development, condition, occurrence, effect or state of facts that, individually or in the aggregate with all other changes, events, developments, conditions, occurrences, effects or states of facts, is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of MAP and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a MAP Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which MAP and its subsidiaries conduct business; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships resulting therefrom (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.4 and 3.5 of the Merger Agreement); (d) any change arising from or relating to compliance with the terms of the Merger Agreement, or action taken, or failure to act, to which Allergan has consented (provided, that the exceptions in this clause (d) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.4 and 3.5 of the Merger Agreement); (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) changes in laws after the date of the Merger Agreement, to the extent MAP and its subsidiaries are not materially and disproportionately affected thereby; (h) changes in GAAP after the date of the Merger Agreement, to the extent MAP and its subsidiaries are not materially and disproportionately affected thereby; (i) any failure by MAP to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a MAP Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) or (j) of this definition); or (j) a decline in the price of the Shares on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a MAP Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition).

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by MAP with the SEC and other publicly available information concerning MAP, we are not aware of any governmental license or regulatory permit that appears to be material to MAP’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought or taken. Except as described under in the Subsection below titled — “Antitrust Compliance,” we have no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to MAP’s business or certain parts of MAP’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without purchasing any Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware) have adopted laws and regulations that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in, such states. MAP, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. MAP is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of 3 years following the date such person became an interested stockholder. MAP has represented to us and Allergan that it has taken all required actions such that the restrictions on business combinations contained in any anti-takeover laws and regulations of any governmental entity, including Section 203 of the DGCL, will not apply with respect to or as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Offer and the Merger without any further action on the part of MAP’s stockholders or the MAP Board. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics

Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that 4 Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”

Litigation. On January 31, 2013, a purported class action lawsuit was filed by Robert Corwin, on behalf of himself and all similarly situated MAP stockholders, in the Court of Chancery of the State of Delaware, C.A. No. 8267, against MAP, Allergan, Purchaser and the members of the MAP Board, challenging the proposed transaction. The lawsuit asserts claims for breach of fiduciary duty against the members of the MAP Board and aiding and abetting breach of fiduciary duty against Allergan and Purchaser. The lawsuit seeks class certification, to enjoin the defendants from proceeding with the proposed transaction, rescission of the transaction if it is consummated, damages, costs and attorneys’ and expert fees, and any other relief the court may deem proper.

Antitrust Compliance. Under the HSR Act, certain acquisitions of voting securities or assets may not be consummated unless specified information and documentary material (“Premerger Notification and Report Forms”) have been filed with the Antitrust Division of the DOJ (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Allergan, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form.

Allergan filed a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC on January 29, 2013 in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the Notification and Report Form by Allergan (unless earlier terminated by the FTC and the Antitrust Division). Allergan and MAP may agree to modify the timing of their Notification and Report Form filing status to the extent that they mutually agree that doing so may expedite review by the FTC and the Antitrust Division. The Antitrust Division or the FTC may extend the waiting period by determining that an investigation is required and asking Allergan to voluntarily withdraw and refile the Notification and Report Form to allow a second 15-day period, or by requesting additional information or documentary material relevant to the Offer from Allergan (a “Second Request”). If a Second Request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after the date of Allergan’s substantial compliance with that request (unless earlier terminated by the FTC and the Antitrust Division). Only one extension of the waiting period pursuant to a Second Request is authorized by HSR Act rules. Thereafter, the waiting period can be extended only by court order or with Allergan’s consent. Although MAP is also required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither MAP’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m., New York City time, the next day that is not a Saturday, Sunday or legal public holiday. Allergan made a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC routinely evaluate the legality under the United States antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of Allergan’s or MAP’s assets or any of their respective subsidiaries and affiliates. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action is commenced by the FTC, the Antitrust Division, any state or any other person and an order is issued prohibiting the consummation of the Offer, we may not be obligated to consummate the Offer. See Section 15 — “Conditions of the Offer.”

17.	Fees and Expenses.

Goldman, Sachs & Co. (“Goldman Sachs”) is acting as Dealer Manager for the Offer and as financial advisor to Allergan in connection with the acquisition of MAP, for which services Goldman Sachs will receive customary compensation. Goldman Sachs also will be reimbursed for reasonable out-of-pocket expenses incurred by it, including reasonable and documented (to the extent available) fees and disbursements of outside legal counsel, and Goldman Sachs and its respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Allergan, MAP and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction for the accounts of Goldman Sachs and its affiliates and their customers.

We have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute, or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute or have such statute declared inapplicable to the Offer, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Allergan not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, MAP will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning MAP.”

GROUNDHOG ACQUISITION, INC.

January 31, 2013

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ALLERGAN

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past 5 years of each director and executive officer of Allergan are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Allergan. The business address of each director and officer is Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612. All directors and executive officers listed below are United States citizens, except Trevor M. Jones, Ph.D., who is a citizen of the United Kingdom. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
James F. Barlow	Mr. Barlow has been Senior Vice President, Corporate Controller of Allergan since February 2005.

Herbert W. Boyer, Ph.D.*	Dr. Boyer was elected Vice Chairman of the board of Allergan in 2001, served as Chairman of the board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee. Dr. Boyer is a founder of Genentech, Inc., a publicly-traded biotechnology company, and was a director of Genentech from 1976 to 2009 when Genentech was acquired by the Roche Group. Dr. Boyer is an elected member of the National Academy of Sciences and Fellow in the American Academy of Arts & Sciences.

Raymond H. Diradoorian	Mr. Diradoorian has served as Allergan’s Executive Vice President, Global Technical Operations since February 2006.

Deborah Dunsire, M.D.*	Dr. Dunsire was appointed to the board of Allergan in December 2006 and is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee. Dr. Dunsire has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, focused on discovering, developing and commercializing medicines to improve the lives of patients with cancer, since July 2005. Since the acquisition of Millennium by Takeda Pharmaceuticals Company Limited of Osaka, Japan, Dr. Dunsire has served on the Management Committee for Takeda. Since June 2012, Dr. Dunsire has been a member of the board of directors of Takeda Pharmaceuticals Company in Japan. Dr. Dunsire is a member of the board of the Biotechnology Industry Organization and numerous nonprofit organizations, such as Gabrielle’s Angels Foundation for Cancer Research, CancerCare, the Museum of Science, Boston and the Massachusetts General Hospital Research Advisory Council.

Jeffrey L. Edwards	Mr. Edwards has been Executive Vice President, Finance and Business Development, Chief Financial Officer of Allergan since September 2005. Mr. Edwards is also the Vice President and Chief Financial Officer of Purchaser and serves on the board of directors of Purchaser.

David J. Endicott	Mr. Endicott has been Corporate Vice President and President, Allergan Medical, Asia Pacific and Latin America since April 2011 and served as Corporate Vice President and President, Allergan Medical since August 2010. Prior to that, he served as Corporate Vice President and President, Europe, Africa and Middle East from October 2004 to August 2010 and managed the expansion of Allergan’s business internationally, including our entry into new markets such as Turkey and Poland.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Michael R. Gallagher*	Mr. Gallagher was elected to the board of Allergan in 1998 and is Chairman of the Corporate Governance and Compliance Committee and is a member of the Organization and Compensation Committee. Mr. Gallagher is a member and past Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley.

Julian S. Gangolli	Mr. Gangolli has been Corporate Vice President and President, North America since January 2004.

Dawn Hudson*	Ms. Hudson was appointed to the board of Allergan effective January 2008 and is a member of the Audit and Finance Committee and Chairman of the Organization and Compensation Committee. Ms. Hudson has served as Vice Chairman of the Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Ms. Hudson is a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, where she serves on the Compensation Committee and the Governance Committee, and Interpublic Group of Companies, a publicly-traded company and one of the world’s leading organizations of advertising agencies and marketing services companies, where she serves on the Audit Committee and the Governance Committee.

Douglas S. Ingram	Mr. Ingram has been Executive Vice President and President, Europe, Africa and Middle East since August 2010. Prior to that, he served as Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010 and led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010.

Trevor M. Jones, Ph.D.*	Prof. Jones was appointed to the board of Allergan in July 2004 and is a member of the Corporate Governance and Compliance Committee and the Science & Technology Committee. Prof. Jones is a board member of Synexus Ltd., a clinical study recruitment and management specialist organization, Sigma-Tau Finanziaria S.p.A., an Italian pharmaceutical company, Sigma-Tau Pharmaceuticals Inc., a pharmaceutical company focused on medicines for rare disorders, and Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation.

Louis J. Lavigne, Jr.*	Mr. Lavigne was appointed to the board of Allergan in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee. Mr. Lavigne is Managing Director of Lavrite LLC, a management consulting firm in the areas of corporate finance, accounting, management and strategy. Mr. Lavigne serves on the board of BMC Software, Inc., a publicly-traded provider of enterprise management software and is Chairman of its Audit Committee, and Accuray Incorporated, a publicly-traded company specialized in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, where he serves as Chairman of the Board and its Organization and Compensation Committee. Mr. Lavigne also serves on the board of SafeNet Inc., a privately-held computer security company, and Novocure, a privately-held oncology company, where he serves as Chairman of the Audit Committee.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Mr. Lavigne is a trustee of Children’s Hospital Oakland, where he serves as a member of its Finance and Compensation Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a trustee of Babson College and Babson Global and the Seven Hills School.

Arnold A. Pinkston	Mr. Pinkston has been Executive Vice President, General Counsel and Assistant Secretary of Allergan since October 2011. Prior to joining Allergan, Mr. Pinkston served as the Senior Vice President, General Counsel and Secretary of Beckman Coulter, Inc. from 2005 through the company’s sale to Danaher Corporation in June 2011. While at Beckman Coulter, Mr. Pinkston was responsible for all aspects of the company’s global legal affairs as well as the company’s compliance program, corporate social responsibility program, internal audit department and knowledge resources. Mr. Pinkston is also the Vice President and Secretary of Purchaser and serves on the board of directors of Purchaser.

David E.I. Pyott*	Mr. Pyott has been the Chief Executive Officer of Allergan since January 1998 and in 2001 became Chairman of the board. Mr. Pyott also served as President from January 1998 until February 2006, and again beginning in March 2011. Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions where he serves on its Compensation and Executive Personnel Committee and Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and the Executive Committee of the Biotechnology Industry Organization and as Chairman of the Board of the California Healthcare Institute. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott is also the President and Chief Executive Officer of Purchaser and serves on the board of directors of Purchaser.

Russell T. Ray*	Mr. Ray was elected to the board of Allergan in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Organization and Compensation Committee. Mr. Ray has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray is a director of Prism Education Group, Inc., a closely-held post-secondary career education company, and SWP Media, Inc., a closely-held distributor of digital content. Mr. Ray is also a director of the Midwest Peregrine Society.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Stephen J. Ryan, M.D.*	Dr. Ryan was appointed to the board of Allergan in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee. Dr. Ryan has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974, where he specializes in diabetic retinopathy, macular degeneration, ocular trauma and vitreoretinal surgery. Dr. Ryan continues to maintain a clinical practice with an emphasis on retina and macular disease and ocular trauma. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations. Dr. Ryan is the founding President of the National Alliance for Eye and Vision Research. Dr. Ryan is also a member and director of the W.M. Keck Foundation and is a member of the Arnold and Mabel Beckman Foundation.

Scott D. Sherman	Mr. Sherman joined Allergan as Executive Vice President, Human Resources in September 2010. Prior to joining Allergan, Mr. Sherman worked at Medtronic, Inc., a global medical device company, from August 1995 to September 2010 in roles of increasing complexity and responsibility. From April 2009 until September 2010, Mr. Sherman served as Medtronic’s Vice President, Global Total Rewards and Human Resources Operations, where he was responsible for global compensation and benefits programs, and served as Secretary to the Compensation Committee of Medtronic’s Board of Directors. Mr. Sherman lived in Europe from August 2005 until April 2009 and served as Vice President, International Human Resources from May 2008 to April 2009) and Vice President, Human Resources—Europe, Emerging Markets and Canada from August 2005 to May 2008.

Scott M. Whitcup, M.D.	Dr. Whitcup has been Executive Vice President, Research and Development, and Chief Scientific Officer since April 2009. Prior to that, Dr. Whitcup was Executive Vice President, Research and Development since July 2004. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/David Geffen School of Medicine at the University of California, Los Angeles. Dr. Whitcup serves on the board of directors of Avanir Pharmaceuticals, Inc., a publicly-traded pharmaceutical company and Questcor Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past 5 years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The business address of each director and officer is Allergan, Inc., 2525 Dupont Drive, Irvine, California 92612. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and 5-Year Employment History
Jeffrey L. Edwards*	Mr. Edwards is the Vice President and Chief Financial Officer of Purchaser and serves on the board of directors of Purchaser. Mr. Edwards has also been Executive Vice President, Finance and Business Development, Chief Financial Officer of Allergan since September 2005.

David E.I. Pyott*	Mr. Pyott is the President and Chief Executive Officer of Purchaser and serves on the board of directors of Purchaser. Mr. Pyott has also been the Chief Executive Officer of Allergan since January 1998 and in 2001 became Chairman of the board of Allergan. Mr. Pyott also served as President of Allergan from January 1998 until February 2006, and again beginning in March 2011. Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions where he serves on its Compensation and Executive Personnel Committee and Governance and Social Responsibility Committee, and a member of the board of directors of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board for Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and the Executive Committee of the Biotechnology Industry Organization and as Chairman of the Board of the California Healthcare Institute. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University.

Arnold A. Pinkston*	Mr. Pinkston is the Vice President and Secretary of Purchaser and serves on the board of directors of Purchaser. Mr. Pinkston has also been Executive Vice President, General Counsel and Assistant Secretary of Allergan since October 2011. Prior to joining Allergan, Mr. Pinkston served as the Senior Vice President, General Counsel and Secretary of Beckman Coulter, Inc. from 2005 through the company’s sale to Danaher Corporation in June 2011. While at Beckman Coulter, Mr. Pinkston was responsible for all aspects of the company’s global legal affairs as well as the company’s compliance program, corporate social responsibility program, internal audit department and knowledge resources.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand, express mail, courier or other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Tel. (877) 248-6147 Tel: (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
By Facsimile (For Eligible Institutions Only) (718) 234-5001

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 347-4750

Email: info@dfking.com

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

(800) 323-5678 (Toll-Free)

(212) 902-1000 (Direct)